UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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SOUTHWESTERN ENERGY COMPANY

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NOTICE OF
2017

ANNUAL MEETING
OF STOCKHOLDERS

May 23, 2017 – 9:00 a.m.
Central Daylight Time

swn
Southwestern Energy®

Learn More
Read about Southwestern Energy Company and vote online www.swnannualmeeting.com

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Q&A with Chairman of the Board

What were the Board’s key priorities over the past year?

Addressing SWN’s balance sheet leverage was our first priority as we entered 2016. We as well as our shareholders recognized that we were in a low commodity price environment, and that $2.75 billion in credit facilities and just over $1.0 billion in publicly traded notes would be coming due by 2018. The Board formed an ad hoc committee of outside directors to support the development of new financial strategies. This committee met regularly with the Company’s management and external advisers. With input from this committee, the Company successfully rearranged and extended the maturities of its principal bank credit agreements to 2020, raised roughly $1.25 billion in equity, and paid down over $1.0 billion in bank and bond debt, leaving us on sound footing for a more challenging commodity price environment going forward.

Our entire Board has also worked diligently over the past year to ensure our CEO leadership transition was as smooth as possible. This transition came during a difficult time for the Company as well as the industry. Bill Way, our CEO, demonstrated his effectiveness as a leader and is wholly focused on delivering long-term value to our shareholders.

In addition, our Board has a keen interest in executive talent management as well as governance best practices. We rigorously evaluate both executive management as well as the Board. I can assure you that this is a very active and engaged Board.

How does the Board manage risk?

Risk management has continued to be an important topic over the past year. While the entire Board is engaged in the challenge of risk management, the Audit Committee serves as the Board’s initial touchpoint for identifying and managing risks. With Bill Way’s leadership in conjunction with the Board, we continue to deepen our capabilities in risk assessment via a committee of officers and senior managers that meet regularly and identify and assess risks that can affect our business, including their potential impact, the velocity with which they can arise, and action plans to mitigate such risks. Senior management reports to the Audit Committee on developments relating to risk at each quarterly meeting. One of our biggest risks is commodity prices, and we have made significant progress over the past year regarding the assessment and implementation of our hedging strategies.

How does the Board monitor environmental, social and sustainability matters?

This topic is top of mind for our Board and our shareholders. We begin every Board meeting with a review of environmental and safety performance. Our Health, Safety, Environment and Corporate Responsibility Committee meets quarterly to review these topics in more detail, including legislative and regulatory developments affecting our industry and the Company’s programs promoting safety, environmental stewardship and responsibility as a corporate citizen. This committee also makes recommendations to the Compensation Committee on the metrics for environmental performance and safety used in our annual incentive awards. Our risk management process also addresses the long-term sustainability of our business. We are excited to have met our goal, announced in 2012, of being fresh water neutral by 2016: our Company replenishes or offsets more water from fresh water sources through conservation projects and innovation than we use in our operations. I encourage you to read our Corporate Responsibility report on our website.

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What is the Board’s focus going forward?

Going forward our Board will continue to focus its governance efforts on ensuring SWN delivers value to our shareholders in what has become an increasingly dynamic and competitive industry environment.

Tell us about your role as Chairman of the Board.

As non-executive Chairman, I work closely with our CEO, Bill Way, in setting the Board’s agendas, provide feedback to management from the Board’s executive sessions, and facilitate discussion and collaboration amongst directors. While the skill set on our Board is deep, we have begun the process of expanding the breadth and diversity of our Board. We recently added Jon Marshall to the Board, a former public company CEO with significant industry and governance experience. After this annual meeting, the median director tenure will be 5 years, with all having held CEO, CFO or other senior management positions with energy companies or investors in the sector.

Catherine A. Kehr
Chairman of the Board

SOUTHWESTERN ENERGY	5

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Proxy Statement Highlights

Our Director Nominees

		Director Since		Committees				Attendance Rate %
Name and Occupation	Age		Independent	Audit	Compensation	N&G	HSE&CR
John D. Gass VP, Chevron Corporation President, Chevron Gas and Midstream (retired)	65	2012	✓		Chair		Chair	100
Catherine A. Kehr SVP and Director, Capital Research Company (retired)	54	2011	✓	Member		Chair		100
Greg D. Kerley CFO, Southwestern Energy (retired)	61	2010	✓			Member	Member	100
Jon A. Marshall CEO & President, GlobalSantaFe Corporation (retired)	65	2017	✓					N/A
Elliott Pew COO, Common Resources (retired)	62	2012	✓		Member			100
Terry W. Rathert CFO, Newfield Exploration Company (retired)	64	2014	✓	Chair	Member			100
Alan H. Stevens E&P Executive (retired)	72	2010	✓			Member	Member	100
William J. Way President and CEO, Southwestern Energy Company	58	2016						100

N&G: Nominating and Governance Committee
HSE&CR: Health, Safety, Environment and Corporate Responsibility Committee

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Proxy Statement Highlights

Board Highlights

We seek to ensure that a strong balance of skills, experience, personal qualities and diversity are represented in the boardroom. Our focus is to ensure that our directors bring their particular background, insights and knowledge together for the benefit of Southwestern Energy and our shareholders.

Relevant Skills	7 of our 8 director nominees have extensive experience in the oil and gas sector.
Thorough understanding of our business Our director nominees bring together extensive experience in areas relevant to our business including energy, finance and strategy.

Experience and Leadership	All of our director nominees have experience in leadership roles serving in senior management positions or on boards of public companies.

Experience and proven track-record in positions of leadership

Our director nominees have acquired significant experience in leadership that includes being a public company CEO, CFO, COO or Board member.

Tenure Balance
Refreshed over time Our director nominees offer a balance of experience and fresh perspectives, with an average tenure of less than 5 years.

Independence

7 of our 8 director nominees have been determined by our Board to be independent, under the standards set forth in the SEC rules, the Corporate Governance Rules of the NYSE and the Company’s corporate governance policies.

Independent oversight to serve the long-term interests of Southwestern Energy and our shareholders.

Almost all of our directors are independent, and non-executive leadership directors meet regularly without executive leadership present.

Corporate Governance Snapshot

The Board of Southwestern Energy is committed to the highest standards of corporate governance. The Corporate Governance section of our proxy statement describes our governance framework in depth, highlights of which include:

Adoption of best practices	Boardroom culture	Board independence
●Annual “Say on Pay” vote
●Majority voting in director elections
●Annual election of all directors
●Proxy access
●Ability to call special meetings
●Active shareholder engagement program
●No supermajority voting standards
●Disciplined decision-making ●Long-term outlook ●Focus on company risks ●Difficult questions directed to executive leadership and directors ●Practices for increasing Board diversity
●7 of our 8 director nominees have been determined to be independent
●Independent Chair
●All standing committees consist of entirely independent directors
●Executive sessions at nearly all Board and standing committee meetings

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Proxy Statement Highlights

Who We Are

At Southwestern Energy, creating Value+ is our core mission, implemented through our culture of continuous improvement, innovation and responsibility. Our approach to all things at Southwestern Energy is governed by our Formula.

Our Formula
SWN’s mission is to create Value+ by providing energy to our world. Our Formula represents the essence of our corporate philosophy and how we operate.

This Formula is the essence of our corporate philosophy and how we operate our business. Our goal is to manage our business for long-term shareholder growth, and a primary tool for achieving long-term growth is disciplined capital allocation and investment practices. At Southwestern Energy, we exercise this discipline by seeking to achieve $1.30 of present value cash flow, discounted at 10%, for each dollar invested, which we refer to as 1.3 PVI. We also seek ways to consistently deliver “more” to our shareholders through innovation and new ideas that will create value for every dollar we invest, increasing the value of our assets by delivering better and safer operations year over year.

Corporate Responsibility

SWN’s business strategy and corporate responsibility efforts are rooted in our Formula and the values it represents. Our corporate responsibility strategy focuses on the health and safety of our workforce, environmental stewardship, community engagement and the identification of emerging strategic challenges and opportunities.

In our communities, we cultivate ongoing dialogue with local officials, community members, businesses, nonprofit organizations, emergency responders and land/mineral owners. These dialogues help to address the needs of communities and provide stakeholders with a better understanding of our operations. We also proactively seek out stakeholders at the regional and national levels to engage in problem-solving dialogues and productive partnerships.

Our V+ Development Solutions division oversees much of this corporate responsibility work. It was formed to apply innovative thinking to find and build solutions for achieving balance among our economic, environmental and social impacts. V+ Development Solutions focuses in particular on advancing the development of America’s abundant supply of natural gas as an essential part of future energy sources. To learn more about sustainable development at SWN, please see “Corporate Governance—Corporate Responsibility” section below in this proxy statement. Our full Corporate Responsibility Report is available at our website at www.swn.com under the section “Our Commitments” and the link to “Corporate Responsibility.”

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Proxy Statement Highlights

2016 Shareholder Outreach

Our Board and executive leadership team value feedback provided by our shareholders. In addition to the dozens of meetings executive leadership and investor relations personnel held with shareholders throughout the year, we reached out to representatives from holders of approximately 80% of our outstanding shares during 2016 specifically to discuss our compensation and corporate governance practices. In the fall of 2016 we spoke directly with representatives of approximately half of our top 25 shareholders, representing approximately 40% of our outstanding shares, about the corporate governance and compensation practices important to them. While those shareholders had differing views on some of the topics discussed, we received the following feedback:

●

A substantial majority of our shareholders indicated strong support of our compensation and governance practices, and also took the opportunity to share their views on how we might enhance these practices.

●	A number of our shareholders asked about our commitment to the environment, both in the communities in which we operate and as a participant in industry-wide efforts.
●

In all cases, comments and feedback were shared with the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Health, Safety, Environmental and Corporate Responsibility Committee, and full Board, as appropriate.

Following this dialogue with our shareholders, the Compensation Committee directed the implementation of changes to the executive compensation program and related disclosures, which are discussed below in “2017 Executive Compensation Updates” in the “Compensation Discussion and Analysis” section in this proxy statement.

2016 Executive Compensation Highlights

Our executive compensation program is designed to reward our executives for producing sustainable results consistent with our strategy; to attract and retain the highest quality talent; and to align pay with the long-term interests of shareholders. Our executive pay is tied to company performance. Based on our performance, the total pay mix for our Named Executive Officers (other than Steven Mueller, who ceased to be our CEO in January 2016) for 2016 was as follows:

Pay Mix By Component (1)
CEO Pay Distribution	All Other NEO Pay Distribution
(1)	Represents base salaries in effect as of December 31, 2016, actual performance-based annual bonus awards for 2016, which were paid in 2017, and the grant date value of the 2016-2018 performance awards, restricted stock and options (granted in December 2015 and January 2016). The “Bonus” consists of total annual bonus payments, which include objective and discretionary components. The “Other pay” consists of any changes in pension value and nonqualified deferred compensation earnings and all other compensation, each as disclosed in the Summary Compensation Table.

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Proxy Statement Highlights

What We Do
✓Mix of Awards. Our executive compensation program contains both cash and equity components and is weighted heavily toward long-term equity-based incentives, with a mix of these incentives among performance-based stock units, stock options and restricted stock.
✓Share Ownership Guidelines. Our NEOs must hold equity of a value equivalent to multiples of their base salaries (two times for senior vice presidents, three times for executive vice presidents and six times for our CEO).
✓Clawbacks. If we restate our financial statements, other than as a result of changes to accounting rules or regulations, we may recover incentive compensation that was paid or granted in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement.

✓Double-Trigger Severance. Cash severance in connection with a change in control is paid only if an actual or constructive termination of employment also occurs.
✓Annual Risk Assessments. The Compensation Committee analyzes risk in setting executive compensation each year.
✓Reward Future Performance. Annual option, restricted stock and performance unit awards vest over periods of three, four and three years, respectively, to reward sustained company performance over time.
✓Peer Group Comparison. With the help of independent compensation consultants, we annually analyze executive compensation relative to peer companies and published survey data for peer companies.

What We Do Not Do
✗No Tax Gross Ups. We eliminated the excise tax gross-up feature in all severance agreements entered into with NEOs first employed after 2009, who include our current CEO and general counsel.
✗No Automatic Base Salary Increases. Our NEOs’ base salaries are reviewed annually and the decisions are based on market data provided by our independent compensation consultants. No increases were made for 2016, other than for Mr. Way and Mr. Bergeron in connection with their promotions in 2016.

✗No Hedging and Pledging Company Stock. Our policies prohibit the pledging and hedging of our stock by our executives and directors.
✗No Repricing of Stock Options. We do not permit the repricing of stock options without shareholder approval.

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Proxy Statement Highlights

Voting at the Annual Meeting

Every vote cast at the Annual Meeting plays a part in the future of Southwestern Energy. Please review our proxy statement and take the time to vote right away, using one of the methods explained below.

Who is entitled to vote?
Stockholders who own shares of common stock as of March 29, 2017, the Record Date, may vote at the meeting. There were 502,526,469 shares of common stock outstanding on that date. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the Annual Meeting and any adjournment or postponement of the meeting.

Voting Matters
You are being asked to vote on the following:

Proposal	Board Recommendation	(page)
Proposal No. 1: Election of Directors	FOR each of the nominees	17
Proposal No. 2: Non-Binding Advisory Vote to Approve the Compensation of our Named	FOR	42
Executive Officers
Proposal No. 3: Non-Binding Advisory Vote on the Frequency of Future Say-on-Pay Votes	FOR ONE YEAR	66
Proposal No. 4: Approval of amendment to the 2013 Incentive Plan	FOR	67
Proposal No. 5: Ratification of Independent Registered Public Accounting Firm	FOR	79
Proposal No. 6: Focus on For and Against Votes (Stockholder Proposal)	AGAINST	81

How to Vote
Even if you plan to attend the Annual Meeting in person, please vote immediately using one of the following advanced voting methods. In all cases, you will need to have your proxy card in hand.

By Internet Vote your shares online at www.proxyvotenow.com/swn	By Telephone Vote your shares by calling 1 (866) 257-2279	By Mail Vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope

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Proxy Statement Highlights

Attending the Annual Meeting

9:00 a.m., Central Daylight Time Tuesday, May 23, 2017 Southwestern Energy Company 10000 Energy Drive Spring, Texas 77389

All shareholders as of the record date or holders of proxies for them may attend the Annual Meeting but must have photo identification and proof of stock ownership and, in the case of a proxy holder, the proxy. If you are a shareholder of record (your shares are held in your name) or hold a proxy for such a shareholder, valid photo identification such as a driver’s license or passport showing a name that matches our records will suffice. If you are a beneficial owner (your shares are held through a broker, bank or nominee) or hold a proxy for such a shareholder, you must provide valid photo identification and evidence of current ownership of the shares, which you can obtain from your broker, bank or nominee.

Learn more about the 2017 Annual Meeting at www.swnannualmeeting.com

Questions and Answers about the Annual Meeting and Voting

Please see the “Questions and Answers about the Annual Meeting and Voting” section beginning on page 83 for answers to common questions on the rules and procedures surrounding the proxy and Annual Meeting process.

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10000 Energy Drive
Spring, Texas 77389

Notice of Annual Meeting of Stockholders on May 23, 2017

The Annual Meeting of Stockholders of Southwestern Energy Company, or the Company, will be held at Southwestern Energy Company Headquarters, 10000 Energy Drive, Spring, Texas 77389, on Tuesday, May 23, 2017, at 9:00 a.m., Central Daylight Time, for the following purposes:

(1)	To elect eight directors to the Board to serve until the 2018 Annual Meeting or until their respective successors are duly elected and qualified, and the Board intends to present for election John D. Gass, Catherine A. Kehr, Greg D. Kerley, Jon A. Marshall, Elliott Pew, Terry W. Rathert, Alan H. Stevens and William J. Way;
(2)	To conduct an advisory vote to approve the compensation of our Named Executive Officers for 2016 (Say-on-Pay);
(3)	To conduct an advisory vote on the frequency of future Say-on-Pay votes;
(4)	To approve an amendment to the Southwestern Energy Company 2013 Incentive Plan to increase the number of shares authorized for issuance;
(5)	To ratify the appointment of PricewaterhouseCoopers LLP, or PwC, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;
(6)	To conduct an advisory vote on a stockholder proposal regarding voting standards, if properly presented; and
(7)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 29, 2017, as the Record Date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof. The Company’s 2016 Annual Report, which is not part of the proxy soliciting material, is enclosed.

You are welcome to attend the meeting. If you do not attend, it is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card or voting instruction card. Alternatively, you can vote your shares by telephone or over the Internet as described in more detail in this proxy statement. You may revoke a proxy at any time prior to its exercise by giving written notice to that effect to the Secretary of the Company or by submitting a later-dated proxy or subsequent Internet or telephonic proxy. If you attend the meeting, you may revoke any proxy you previously granted and vote in person.

By Order of the Board of Directors

JOHN C. ALE
Secretary
April 12, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2017:

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting of Stockholders, 2017 proxy statement and the 2016 annual report to stockholders are available free of charge at: www.swnannualmeeting.com

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Proxy Statement Table of Contents

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Proposal No. 1 Election of Directors

At this meeting, stockholders are being asked to elect eight directors to serve until the next Annual Meeting or until their respective successors are duly elected and qualified.

Voting

The shares of common stock represented by the enclosed proxy will be voted as instructed by the stockholder for the election of the nominees named in this section. If no direction is made, the proxy will be voted “FOR” the election of all of the nominees named below other than in the case of broker non-votes, which will be treated as described below. This year, with no stockholders having made nominations, the number of nominees equals the number of directors to be elected. Our bylaws provide that, in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board.

Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors, other than counting for purposes of a quorum. Our bylaws also provide that any nominee who does not receive a majority of votes cast “FOR” his or her election in an uncontested election is expected to tender his or her conditional resignation to the Chairman of the Board promptly following the certification of the vote, which resignation shall be promptly considered through a process overseen by the Nominating and Governance Committee, excluding (other than in certain limited circumstances set forth in our bylaws) any nominees who did not receive a majority vote. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, the shares of common stock represented by the enclosed proxy may be voted for such other person as the Board may recommend. The Company does not expect that any nominee will be unavailable for election.

The Board, upon the recommendation of the Nominating and Governance Committee, has proposed the eight nominees set forth below for election as directors. All nominees for director are presently directors of the Company and, with the exception of Mr. Marshall, who joined the Board in February 2017, were elected by over 94% of votes cast by stockholders at the 2016 Annual Meeting.

Information concerning the nominees is set forth below.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the election of each of the nominees to the Board as set forth in this proposal.

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Proposal No. 1 Election of Directors

Selection Criteria for Nominees for Directors

Each member of the Board is expected to bring a valuable and often different perspective to the governance of the Company. When these differing skill sets are combined in an environment of interaction and respect, they give a greater overall skill set to the Board and provide a strong governance structure. Our Corporate Governance Guidelines, which are available on our website at www.swn.com under “Corporate Governance,” set forth certain criteria that apply to the selection of director candidates:

Director Selection Criteria
●Each director nominee should be an individual of the highest character and integrity and have the ability to work well with others
●Each director nominee should have an inquiring mind, vision and good judgment
●Each director nominee should be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director
●Each director nominee should possess substantial and significant business experience in specific areas of expertise that would be important to the Company in the performance of the duties of a director
●Each director nominee’s skill set should complement the backgrounds and experience of other Board members
●Each director nominee should have sufficient time available to devote to the affairs of the Company to carry out the responsibilities of a director
●Each director nominee should have the capacity and desire to represent the balanced, best interests of all stockholders and objectively appraise management performance

The Nominating and Governance Committee evaluates the qualifications of each director candidate against the foregoing criteria in recommending to the Board concerning that individual’s election or re-election as a director, including members of the Nominating and Governance Committee. The Nominating and Governance Committee, with direct input and advice from our CEO, is responsible for assessing the appropriate mix of skills and characteristics required of Board members based on the Board’s perceived needs at a given point in time and periodically reviews and updates the foregoing criteria as deemed necessary. The Company is committed to considering candidates for the Board regardless of gender, ethnicity and national origin. Any search firm retained to assist the Nominating and Governance Committee in seeking candidates is instructed to seek diverse candidates from traditional and nontraditional candidate groups.

Each director’s continuation on the Board is reviewed before that director is considered for re-election at the expiration of his or her term. In connection with its annual recommendation of a slate of nominees, the Nominating and Governance Committee, in consultation with the CEO, reviews and assesses the contributions of those directors selected for re-election. At the conclusion of this process, the Chairman of the Nominating and Governance Committee reports the Nominating and Governance Committee’s conclusions to the full Board. Once a director reaches the age of 75, he or she may not be considered for re-election to the Board of Directors, with certain exceptions provided in our corporate governance guidelines.

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Proposal No. 1 Election of Directors

2016 Board Highlights

In the first quarter of 2016, the Board oversaw Mr. Way’s successful transition to President and CEO, following Steven Mueller’s resignation as CEO in January 2016. During that same period, the Board worked diligently with the Company’s leadership to respond wisely to the continued low commodity price environment. Under the Board’s oversight, the Company’s executive leadership put in place a series of priorities and commitments, including investing within cash flow, focusing on strengthening the balance sheet and managing risk through a strategic hedging program.

In 2016, the Board held five regularly scheduled meetings and three special meetings. As was the case in 2015, each director attended 100% of the meetings of the Board and the Committees of which he or she was a member as well as the 2016 Annual Meeting. The Board also reestablished an ad hoc Finance Committee to be readily available, as necessary, to assist on matters related to our efforts to reduce and rearrange our outstanding debt.

Below each nominee’s biography, we have included an assessment of the skills and qualifications that nominee brings to the Board.

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Proposal No. 1 Election of Directors

Nominees for Election

JOHN D. GASS

Independent Director
Age: 65
Director since: 2012
Committees: Compensation (Chair); Health, Safety, Environment and Corporate Responsibility (Chair)
Other Public Boards: Weatherford International, Ltd; Suncor Energy Inc.

Director Qualification Highlights ●Former Senior Executive with Major Integrated Oil and Gas Company ●Operational and HSE Experience ●Midstream Experience ●Public Company Board Service

Mr. Gass retired in 2012 as Vice President of Chevron Corporation and President of Chevron Gas and Midstream. In this role, he was responsible for Chevron’s global natural gas marketing and trading activities, as well as Chevron’s pipeline, power and worldwide shipping operations. Mr. Gass began his career in 1974 in Chevron’s Gulf of Mexico business unit in New Orleans, and over the next 38 years held positions of increasing responsibility, including heading the company’s exploration and production operations in southern Africa and in Australia and Papua New Guinea. Mr. Gass served as a director of Sasol Chevron Holdings Ltd and GS Caltex. Mr. Gass has been a director of Weatherford International, Ltd. since June 2013 and serves on the Compensation and the Health, Safety and Environment Committees. He became a director of Suncor Energy Inc. in February 2014, where he serves on its Governance Committee and chairs its Human Resources and Compensation Committee.

Skills and Qualifications of Particular Relevance to Southwestern Energy

Mr. Gass has extensive experience with leading exploration and production and midstream operational units of a major integrated energy company, including senior executive experience. He also brings valuable governance experience gained from his service on two other public company board of directors. This industry, leadership and public company board experience enhances the Board’s skills in strategic planning, executive compensation and oversight of operations, including HSE matters.

CATHERINE A. KEHR

Independent Director and Chairman of the Board Age: 54 Director since: 2011 Committees: Audit; Nominating and Governance (Chair) Other Public Boards: California Resources Corporation

Director Qualification Highlights ●Investor Perspective ●Capital Markets Experience ●Energy Sector Knowledge ●Talent Development ●Public Company Board Service

Ms. Kehr retired in 2006 as a Senior Vice President and Director of Capital Research Company, a division of The Capital Group Companies, one of the world’s largest investment management organizations and manager of the American Funds. In this role, Ms. Kehr was responsible for investment analysis and a portfolio manager of global energy equities. Prior to that, Ms. Kehr was an investment analyst and portfolio manager with responsibility for global energy high yield debt. Prior to her tenure with The Capital Group Companies, she held various managerial positions at Atlantic Richfield Company and Payden and Rygel. In 2002, the Reuters Survey ranked Ms. Kehr among the top 10 individual U.S. fund managers. Ms. Kehr has been a director of California Resources Corporation since February 2015 and serves on its Audit Committee and chairs its Compensation Committee.

Skills and Qualifications of Particular Relevance to Southwestern Energy

Ms. Kehr has a keen understanding of financial analysis, investments and capital markets honed through her experience investing across the entire energy spectrum. She also brings governance perspective from her service as a director of another E&P company. Ms. Kehr brings a valuable investor perspective and understanding of shareholder value to our Board, and her skills complement those of the other nominees.

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Proposal No. 1 Election of Directors

GREG D. KERLEY

Independent Director Age: 61 Director since: 2010 Committees: Health, Safety, Environment and Corporate Responsibility; Nominating and Governance Other Public Boards: None

Director Qualification Highlights ●Former Public Company CFO ●Former CPA ●Finance and Accounting Experience ●Energy Executive Experience ●Risk Management Experience

Mr. Kerley retired as Executive Vice President and Chief Financial Officer of Southwestern Energy in October 2012. Mr. Kerley began his career at Southwestern Energy in 1990 as Controller and Chief Accounting Officer, eventually serving as Treasurer and Secretary before being named Senior Vice President and Chief Financial Officer in 1998. Prior to joining the Company, Mr. Kerley held senior financial and accounting positions at Agate Petroleum Inc. and was a manager for Arthur Andersen LLP specializing in the energy sector. In 2010, Institutional Investor ranked Mr. Kerley as one of the top performing CFO’s in the exploration and production sector.

Skills and Qualifications of Particular Relevance to Southwestern Energy

Mr. Kerley has extensive experience in finance, accounting, and financial reporting, including serving as chief financial officer of a publicly traded company. In addition to financial expertise, he also has executive leadership experience and more than 30 years of oil and gas industry experience. These skills complement those of other nominees and add to a balanced Board.

JON A. MARSHALL

Independent Director Age: 65 Director since: 2017 Committees: None – joined Board in February 2017 Other Public Boards: Noble Corporation plc, Cobalt International Energy, Inc.

Director Qualification Highlights ●Former Public Company CEO ●Operational Experience ●Public Company Board Service ●Risk Management Experience

Mr. Marshall retired as President and Chief Operating Officer of Transocean Ltd., a role in which he served in 2007 and 2008. Prior to that, Mr. Marshall served as the Chief Executive Officer and President of GlobalSantaFe Corporation from 2003 to 2007, when it merged with Transocean. Mr. Marshall also served on the boards of directors of those companies. Mr. Marshall has served as a director of Noble Corporation plc since 2009, where he currently serves as chairman of its HSE & Engineering Committee and as a member of its Audit and Finance Committees, and has served as a director of Cobalt International Energy, Inc. since 2010, where he currently serves as chairman of its Compensation Committee.

Skills and Qualifications of Particular Relevance to Southwestern Energy

Mr. Marshall has significant experience as a senior executive of multiple energy companies and as a member of multiple boards of directors of energy companies. In particular, he was Chief Executive Officer of another NYSE-listed company and led it though transformative changes. This industry, leadership and public company board experience enhances the Board’s skills in strategic planning, executive compensation and oversight of operations.

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Proposal No. 1 Election of Directors

ELLIOTT PEW

Independent Director Age: 62 Director since: 2012 Committees: Compensation Other Public Boards: Enerplus Corporation

Director Qualification Highlights

●Board Chairman of Public E&P Company
●Former COO of Private E&P Company
●Former Public Company Senior Executive
●Extensive Exploration, Development and Operational Experience
●Geological and Geophysical Skills

Mr. Pew retired as Chief Operating Officer of Common Resources, LLC, a Houston-based exploration and production company, in 2010. Mr. Pew was a co-founder of Common Resources, LLC and served as Chief Operating Officer from 2007 until the company was sold in 2010. Prior to that, Mr. Pew was executive vice president of exploration at Newfield Exploration Company, where he led Newfield’s worldwide exploration program. Prior to his work at Newfield, Mr. Pew was a senior executive with American Exploration Company, a natural resource exploration and production company, since 1992.

Since June 2014, Mr. Pew has served as chairman of the board of directors of Enerplus Corporation, a publicly traded North American energy producer, where he has been an independent director since 2010. Since 2010, Mr. Pew also served as a director of private exploration and production companies, first Common Resources II from 2010 to 2012 and then Common Resources III from 2012 until its sale in 2016.

Skills and Qualifications of Particular Relevance to Southwestern Energy

Mr. Pew has extensive governance experience as a geologist, in exploration, development and operations, including service as a senior executive for over 15 years. Additionally, he served as a co-founder, COO and finally director of a private exploration and production company for over 8 combined years. Mr. Pew’s expertise and experience will continue to complement the skills of the other nominees and provide significant contributions to the Company’s Board.

TERRY W. RATHERT

Independent Director Age: 64 Director since: 2014 Committees: Audit (Chair); Compensation Other Public Boards: None

Director Qualification Highlights ●Former Public Company CFO ●Finance Experience ●Energy Executive Experience ●Risk Management Experience ●Private Company Board Service

Mr. Rathert was a co-founder of Newfield Exploration Company, a publicly traded E&P company, where he served in various positions, including as executive vice president and chief financial officer and as secretary, from 1989 until his retirement in August 2014. Prior to Newfield, Mr. Rathert was director of economic planning and analysis for Tenneco Oil Exploration and Production Company.

Since January 2015, Mr. Rathert has served as a director of Kaspar Companies Inc. and Kaspar Texas Traditions, each a privately held company, and since November 2015, has served as a director of Encino Energy LLC, a privately held exploration and production company.

Skills and Qualifications of Particular Relevance to Southwestern Energy

Mr. Rathert has an extensive background in the oil and gas industry, including service as chief financial officer of a publicly traded company in this sector. This experience and knowledge, particularly in financial and reporting matters, enhances the mix of skills on the Board.

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Proposal No. 1 Election of Directors

ALAN H. STEVENS

Independent Director Age: 72 Director since: 2010 Committees: Nominating and Governance; Health, Safety, Environment and Corporate Responsibility Other Public Boards: None

Director Qualification Highlights

●Former COO of Publicly Traded E&P Company
●Extensive Geological and Geophysical Experience
●Talent Management
●Risk Management Experience
●Public Company Board Experience

Mr. Stevens has an extensive background in domestic and international oil and gas exploration and production, spanning over 38 years. Mr. Stevens held various managerial, geological and geophysical positions at Occidental Petroleum Corporation, Tenneco Oil Company and Exxon Corporation. Mr. Stevens is also a former President and Chief Operating Officer of the Company’s subsidiaries Southwestern Energy Production Company and SEECO, Inc., positions from which he retired in 2001. Mr. Stevens served as a director of Derek Oil & Gas Company, a Canadian exploration, development and production company, from 2004 through 2010.

Skills and Qualifications of Particular Relevance to Southwestern Energy

Mr. Stevens has extensive exploration and production company experience, gained while working at a number of industry leaders across more than three decades. His background in operations, coupled with his technical education and experience, provides invaluable expertise on the Board.

WILLIAM J. WAY

Director Age: 58 Director since: 2016 Committees: None Other Public Boards: None

Director Qualification Highlights

●Company’s Current CEO and Former COO
●Extensive Managerial, Operational, Technical and Leadership Experience in domestic and international Upstream and Midstream Sectors
●HSE Experience
●Talent and Risk Management

Mr. Way currently is President and Chief Executive Officer of the Company, having been named Chief Executive Officer in January 2016. From December 2014 to January 2016, he was President and Chief Operating Officer of the Company. Mr. Way joined Southwestern as Executive Vice President and Chief Operating Officer in October 2011. Prior to Southwestern, he was Senior Vice President – Americas of BG Group plc with responsibility for E&P, Midstream, LNG and global shipping operations in the U.S., Trinidad and Tobago, Chile, Bolivia, Canada and Argentina. From 1981 until 2007, he held various senior technical, operational and leadership positions at ConocoPhillips in the U.S. and globally.

Skills and Qualifications of Particular Relevance to Southwestern Energy

Mr. Way’s leadership position as Chief Executive Officer of the Company gives the Board direct insights into the Company’s operations, strategy and talent development as well as its relations with investors and other key stakeholders. Mr. Way’s extensive leadership experience in upstream and midstream businesses adds to the Board’s knowledge in these areas.

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Corporate Governance

Corporate Governance Policies

Southwestern Energy recognizes that strong corporate governance plays an important part in achieving our objective of enhancing the Company’s long-term value for our shareholders. Executive leadership, led by the CEO, is responsible for running the Company’s operations, under the oversight of the Board of Directors.

The Board has adopted corporate governance principles, which together with our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Board committee charters, serve as the framework of the Board and its committees. From time to time, the Board revises its corporate governance policies in response to changing regulatory requirements, evolving best practices, and the perspective of our shareholders and other stakeholders.

Corporate Governance Materials
The following materials related to corporate governance at Southwestern Energy are available at www.swn.com, under the section “Corporate Governance.”
●Certificate of Incorporation
●Bylaws
●Audit Committee Charter
●Compensation Committee Charter
●Nominating and Governance Committee Charter
●Health, Safety, Environment and Corporate Responsibility Committee Charter
●Corporate Governance Guidelines

●Business Conduct Guidelines
●Code of Ethics for Section 406 Officers
●Anti-Corruption Compliance Policy
●Confidential Complaint Procedures for Questionable Accounting Practices
●Procedures for Contacting the Board
●Political Contributions Policy

Copies of all of these documents are also available in print free of charge to any stockholder upon request to our Investor Relations Department located at our corporate headquarters and reachable at (832) 796-4700.

Board Leadership Structure and Executive Sessions

Currently an independent director, Catherine A. Kehr, serves as Chairman of the Board of Directors. At many times in our past, the Board has named the CEO as Chairman with an independent director serving as presiding, or lead, director. The Board may modify the current structure again in the future if it determines that is would be more effective and likely to advance the interests of the Company and its stockholders.

The independent directors are required to meet in executive sessions as appropriate matters for their consideration arise, but, in any event, at least once a year. During 2016, the Board conducted these executive sessions at each of its regularly scheduled meetings. The agenda of these executive sessions includes such topics as the participating directors determine. The Chairman of the Board (or the presiding director if the CEO is Chairman) acts as the chair of all executive sessions and is responsible for coordinating the activities of the other outside directors, as required by our corporate governance guidelines and the NYSE listing standards. The Chairman (or the presiding director if the CEO is Chairman) also acts as the liaison director for any informal, confidential communications with the CEO outside of the normal committee and Board procedures.

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Corporate Governance

Director Independence

The Company’s Corporate Governance Guidelines require that a majority of the members of the Board be independent of the Company’s executive leadership and its significant stockholders. For a director to be deemed “independent,” the Board must affirmatively determine that the director has no material relationship with the Company or its affiliates (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company or its affiliates), or any person (including the director) that, with its affiliates, is the beneficial owner of 5% or more of the Company’s outstanding voting stock or any member of the executive leadership of the Company or his or her affiliates. Material relationships include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. For making this determination, the Board has adopted a set of director independence standards as required by the NYSE. Under the Board’s independence standards, a director will not be deemed independent if he or she:

●	is, or within the past three years has been, employed by the Company or any of its affiliates;
●	has an immediate family member who is, or within the past three years has been, an officer of the Company or any of its affiliates;
●	has received during any twelve-month period within the last three years more than $120,000 in direct compensation from the Company and its affiliates (collectively), excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
●	is, together with members of his or her immediate family, the beneficial owner of 5% or more of the Company’s outstanding voting stock, or is employed or retained by or serves as an officer, director or representative of, any person that, together with its affiliates, is the beneficial owner of 5% or more of the Company’s outstanding voting stock, except in each case (i) to the extent the stock has been beneficially owned continuously for at least two years or (ii) the beneficial ownership first equals or exceeds 5% after he or she becomes a director;
●	has an immediate family member who has received during any twelve-month period within the last three years more than $120,000 in direct compensation from the Company and its affiliates (collectively), excluding compensation for service as a non-officer employee of the Company;
●	(A) is a partner or an employee of a present or former independent registered public accounting firm of the Company or any of its affiliates; (B) is the immediate family member of a current partner of any such firm, or a current employee of such firm who personally works on the Company’s audit; or (C) within the past three years, has been a partner or employee of any such firm or has any immediate family member who has been a partner of such firm or an employee of any such firm, and personally worked on the Company’s audit;
●	is, or has an immediate family member who is, currently employed (or within the last three years has been employed) as an officer of another entity where any executive officer of the Company or any of its affiliates serves (or served) on the compensation committee of such entity; or
●	is a current employee, or has an immediate family member who is an officer, of any entity that has made payments to, or received payments from, the Company for property or services in an amount which in any of the last three fiscal years of such entity exceeds the greater of $1,000,000, or 2% of the entity’s consolidated gross revenues.

Contributions to tax-exempt entities are not considered to be payments for purposes of the foregoing standards, but are considered in determining whether a director has a material relationship with the Company. None of the contributions made by the Company to tax exempt organizations for which one of our independent directors serves as an officer exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues in any single fiscal year within the preceding three years.

Our Board has determined that all of the nominees for director, other than our CEO, Mr. Way, are independent under our applicable independence standards.

SOUTHWESTERN ENERGY	25

Corporate Governance

Stockholder Rights

Under our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, our stockholders have the right to call a special meeting of stockholders and to nominate director candidates to appear in our proxy. Holders of at least 20% of our common stock meeting certain “net long” holding requirements may require the secretary to call a special meeting.

Under our Amended and Restated Bylaws, our stockholders have the right of proxy access. A stockholder, or a group of up to 20 stockholders (with funds having specified relationships constituting a single stockholder), owning 3% or more of the Company’s outstanding common stock continuously for at least the preceding three years may nominate and include in the Company’s proxy materials director candidates constituting up to 20% of the Board or two directors, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Amended and Restated Bylaws. Shares that have been loaned during any portion of the three-year holding period count as being owned as long as certain conditions for the recall of shares are met. This is in addition to the right of any stockholder to nominate director candidates outside the proxy access process.

We have no supermajority voting requirements.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are available to stockholders at no charge upon request to the Secretary or on our website at www.swn.com.

The Board’s Role in Risk Management

One of the primary responsibilities of the Board is reviewing the Company’s strategic plans and objectives, including the principal risk exposures of the Company. Although each committee of the Board is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Board has delegated to the Audit Committee, which is comprised solely of independent directors, oversight responsibility relating to how the Company manages our enterprise risk issues. In this connection, the Audit Committee discusses with executive leadership, the internal auditor (or internal audit service provider) and the independent auditors (i) the Company’s major risk exposures (whether financial, operating or otherwise), (ii) the steps executive leadership has taken to monitor and control such exposures (including the Company’s risk assessment and risk management policies) and manage legal compliance programs, and (iii) such other considerations as may be relevant to their respective audits. Management conducts quarterly enterprise risk management reviews and updates the Audit Committee at least quarterly. In addition, at least annually, the entire Board engages in a review of the Company’s strategic plan and the principal current and future risk exposures of the Company, and the corporate compliance officer also discusses with the Board the focus and results of the Company’s legal compliance program conducted for employees in all locations.

In addition to the Audit Committee’s oversight role in evaluating how the Company manages our enterprise risk issues, our Compensation Committee evaluates the design of all of our incentive plans to assess whether any portion of our incentive compensation programs encourages excessive risk taking by plan participants. The evaluation conducted by the Compensation Committee is discussed on page 35 under “Compensation Risk Assessment.” The Nominating and Governance Committee oversees risks associated with the composition of the Board and other types of risks within its areas of responsibility. The Health, Safety, Environment and Corporate Responsibility Committee reviews health, safety and environmental risks associated with our operations, as well as political and public policy matters that affect the Company and related risks.

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Corporate Governance

Communications with the Board of Directors

The Board provides a process for stockholders and other interested persons to send communications to the independent Chairman of the Board, the non-employee directors as a group or any of the other directors, including the entire Board. Stockholders and other interested persons may send written communications to the non-employee directors, the Chairman of the Board or any of the other directors to the attention of the Secretary, Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389. The Secretary will review, sort and summarize the communications and forward them to the intended recipient(s) on a periodic basis, but no less frequently than every calendar quarter.

Committees of the Board of Directors

The Board held five scheduled meetings and three special meetings in 2016. Each meeting was attended by all of the directors then in office. The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Health, Safety, Environment and Corporate Responsibility Committee. In addition, the Board may from time to time authorize additional standing or ad hoc committees, as it deems appropriate. The Board currently has an ad hoc committee that reviews technical aspects of significant projects and transactions and an ad hoc finance committee that monitors our capital structure, liquidity and other related matters. The following table lists our director nominees’ board assignments in 2016. Jon A. Marshall is not listed below, as he joined the Board in February 2017.

Board Member	Audit *	Compensation	Nominating and Governance	Health, Safety, Environmental and Corporate Responsibility
John D. Gass		•		•
Catherine A. Kehr	✓		•
Greg D. Kerley			✓	✓
Vello A. Kuuskraa +	✓	•
Kenneth R. Mourton ++	✓		✓
Steven L. Mueller +
Elliott Pew		✓
Terry W. Rathert	•	✓
Alan H. Stevens			✓	✓
William J. Way

•	Committee Chair / Co-Chair
*	All members of the Audit Committee during 2016 were “audit committee financial experts” as defined under applicable SEC rules, other than Mr. Kuuskraa.
+	Mr. Kuuskraa and Mr. Mueller retired from the Board at the conclusion of the 2016 Annual Meeting.
++	Mr. Mourton is retiring from the Board at the conclusion of the 2017 Annual Meeting.

All of our standing committees are governed by Board-approved charters. The committees evaluate their performance and review their charters annually. The charter for each standing committee is available on our website at www.swn.com under “Corporate Governance.”

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Corporate Governance

Audit Committee

Members during 2016:
All independent
Terry W. Rathert (Chair)*
Catherine A. Kehr*
Vello A. Kuuskraa+
Kenneth R. Mourton*++

Meetings during 2016:
Four, each attended by all serving members

*Audit Committee Financial Expert
+Retired at the conclusion of the 2016 Annual Meeting
++Retiring at the conclusion of the 2017 Annual Meeting

Each member of the Audit Committee is financially literate and independent of the Company and executive leadership under the standards set forth in the SEC rules, the Corporate Governance Rules of the NYSE and the Company’s corporate governance policies. In accordance with its charter, the Audit Committee assists the Board in its oversight of:

●the integrity of the Company’s financial statements and financial reporting process and the Company systems of internal accounting and financial controls
●the performance of the internal audit services functions
●the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance
●the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures
●the evaluation of enterprise risk issues

Audit Committee Financial Experts
The Board has determined that each of the following Audit Committee members is an Audit Committee Financial Expert. In each case, the Board made a qualitative assessment of each member’s knowledge and experience, based on the following factors:

Catherine A. Kehr	Graduate of The Wharton School of the University of Pennsylvania; extensive experience in the debt and equity markets during her career with The Capital Group Companies, including as an investment analyst and fund manager
Kenneth R. Mourton	Certified public accountant (inactive)
Terry W. Rathert	Former CFO of a publicly traded company

Audit Committee Activities in 2016
The committee reviewed the Company’s annual and quarterly financial reports, including our Form 10-K and Forms 10-Q. At each of these meetings the Committee discussed the documents and received a report from our internal audit department and our independent outside audit firm, PricewaterhouseCoopers LLP (“PwC”). The Committee regularly met with representatives of PwC outside the presence of executive leadership, and also met with members of executive leadership individually. In addition to its financial responsibilities, the Committee also performed a primary role in risk management, reviewing and discussing with management enterprise risks and actions to mitigate these risks. The Committee has established policies and procedures for the pre-approval of all services provided by PwC, which are described on page 79 of this proxy statement, and the approval of the internal audit plan as executed by the internal audit service function.

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Corporate Governance

Audit Committee Report
During 2016, the Audit Committee of the Board of Directors was comprised of four independent directors through the 2016 Annual Meeting and three independent directors following Mr. Kuuskraa’s retirement at that time. Set forth below is the report of the Committee on its activities with respect to Southwestern Energy’s financial statements for the fiscal year ended December 31, 2016 (the “audited financial statements”).

●The Committee has reviewed and discussed the audited financials with executive leadership;
●The Committee has discussed with PwC, Southwestern Energy’s independent public accounting firm, the matters required to be discussed under applicable auditing standards;
●The Committee has received the written disclosures and the letter from PwC pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Committee concerning independence, and has discussed with PwC its independence from the Company; and
●Based on the review and discussions referred to above and relying thereon, the Committee recommended to the Board of Directors that the audited financial statements be included in Southwestern Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

Terry W. Rathert
Catherine A. Kehr
Kenneth R. Mourton

Compensation Committee

Members during 2016:
All independent
John D. Gass (Chair)
Vello A. Kuuskraa+
Elliott Pew
Terry W. Rathert

Meetings during 2016:
Seven, each attended by all serving members

+Retired at the conclusion of the 2016 Annual Meeting; served as Co-Chair with Mr. Gass until that time

Each member of the Compensation Committee is independent of the Company and executive leadership under the standards set forth in the SEC rules and the Corporate Governance Rules of the NYSE. In accordance with its charter, the Compensation Committee:

●oversees our compensation and benefits policies generally
●evaluates the performance of designated senior executives, including the CEO
●oversees and recommends to the Board (or the independent directors in the case of the CEO) for approval of the compensation levels for executive officers
●prepares and recommends to the full Board the inclusion of the Compensation Committee Report set forth in this proxy statement
●reviews the Compensation Discussion and Analysis and recommends to the full Board its inclusion in the proxy statement
●the Committee may delegate its authority relating to employees other than executive officers and directors as it deems appropriate and may also delegate its authority relating to administrative matters

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Corporate Governance

Compensation Committee Activities in 2016
The Committee devoted substantial time to its oversight of our compensation and benefits programs. The Committee received updates on compensation trends and regulatory updates. The Committee also reviewed the Company’s compensation programs, retirement, health and welfare plans. The Committee’s review of executive compensation matters and its decisions, including changes made in response to input from our stockholders, is discussed in the Compensation Discussion and Analysis beginning on page 43 of this proxy statement. The Committee also undertakes steps necessary to ensure that the compensation of our senior executives does not encourage unnecessary or excessive risk taking, which oversight is discussed in “Compensation Risk Assessment” beginning on page 35 of this proxy statement.

As provided in our Corporate Governance Guidelines, the Committee recommends to the Board (the independent directors in the case of the CEO) the compensation levels for senior executives. It also administers our incentive compensation plan.

Independent Consultant
The Compensation Committee engaged Meridian Compensation Partners, LLC, or Meridian, as its independent compensation consultant for 2016 to advise it on all compensation matters related to our executive leadership. Meridian provides no other services to the Company. During 2016, Meridian:

●collected, organized and presented quantitative competitive market data for a relevant competitive peer group with respect to executive officers’ target annual and long-term compensation levels
●developed and delivered an annual Committee briefing on legislative and regulatory developments and trends in executive compensation and their implications for Southwestern Energy
●analyzed market data and provided recommendations for non-employee director compensation to the Nominating and Governance Committee for approval by the Board

The Committee believes that the advice it receives from Meridian is objective and not influenced by any other business relationship. The Committee and Meridian have policies and procedures in place to preserve the objectivity and integrity of the executive compensation advice, including:

●The Committee has the sole authority to retain and terminate the executive compensation consultant.
●Meridian reports to the Committee Chair and has direct access to the Committee without the involvement of the Company’s executive leadership.
●Though it is necessary for the consultant to interact with executive leadership to gather information, the Committee determines if and how Meridian’s advice can be shared with executive leadership.
●The Committee regularly meets with Meridian in executive session, without executive leadership present, to discuss recommendations.

After review and consultation with Meridian, the Committee has determined that no conflict of interest arose from the work performed by Meridian during the year ended December 31, 2016. Additionally, the Committee has determined that Meridian was independent during the course of its engagement and is currently independent.

Compensation Committee Interlocks and Insider Participation
During 2016, there was no interlocking relationship between the Board or the Compensation Committee and the board of directors or compensation committee of any other company.

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Corporate Governance

Report of the Compensation Committee
The Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with executive leadership and, based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K and in this proxy statement.

John D. Gass
Elliott Pew
Terry W. Rathert

Nominating and Governance Committee

Members during 2016:
All independent
Catherine A. Kehr (Chair)
Greg D. Kerley (as of July 2016)
Kenneth R. Mourton+
Alan H. Stevens

+Retiring at the conclusion of the 2017 Annual Meeting

Meetings during 2016:
Three, each attended by all serving members

Each member of the Nominating and Governance Committee is independent of the Company and executive leadership under the standards set forth in the SEC rules and the Corporate Governance Rules of the NYSE. In accordance with its charter, the purpose of the Committee is to discharge the responsibility of the Board relating to:

●the identification of individuals qualified to become members of the Board
●the recommendation to the Board of the director nominees for each Annual Meeting of Stockholders
●the consideration and periodic reporting to the Board on all matters relating to the selection, qualification and compensation of members of the Board and candidates nominated to the Board
●the development and recommendation to the Board of a set of corporate governance guidelines applicable to the Company
●the review of the overall corporate governance structure of the Company and the recommendation of any proposed changes regarding the Company’s corporate governance practices

Nominating and Governance Committee Activities in 2016
The Committee devoted substantial time to identifying director candidates, establishing committee membership and overseeing the Company’s corporate governance policies.

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Corporate Governance

Health, Safety, Environment and Corporate Responsibility Committee

Members during 2016:
All independent
John D. Gass (Chair)
Greg D. Kerley*
Alan H. Stevens

*Determined independent as of the first quarter of 2016

Meetings during 2016:
Four, each attended by all serving members

In accordance with its charter, the purpose of the Committee is to discharge the responsibility of the Board relating to:

●matters of health, safety and environment (“HSE”) arising out of the Company’s activities and operations and their impact on employees, contractors and the communities in which the Company operates
●current and emerging trends in political and public policy issues that may affect the Company, its business and its reputation and that are not in the purview of other standing committees of the Board

Health, Safety, Environment and Corporate Responsibility Activities in 2016
At each meeting, the Committee met with executive leadership for a report on the Company’s HSE performance, to discuss trends in HSE events and the Company’s plan for reducing HSE events, and for a report on regulatory updates and other public policy developments that affect the Company’s business activities.

Succession Planning

The Board regularly reviews short- and long-term succession plans for the CEO and other senior leadership positions. In assessing future possible CEOs, the independent directors identify the skills, experience and attributes they believe are required to be an effective CEO in light of the Company’s business strategies, opportunities and challenges. The Board also ensures that directors have substantial opportunities over the course of time to engage with possible succession candidates.

The Board also considers its own composition and succession plans. The Nominating and Governance Committee of our Board has been delegated the responsibility of initially identifying and evaluating candidates for Board membership and for making recommendations to the Board of the director nominees for each annual meeting of stockholders. The Nominating and Governance Committee is responsible for establishing criteria for nominees, screening candidates (in consultation with the CEO), and upon review and feedback from the remaining directors, making a recommendation for final approval of candidates for the full Board. After a concurrent review of all candidates by the Nominating and Governance Committee and the CEO, various directors interview the potential candidates and report their conclusions to the Nominating and Governance Committee, together with a recommendation of final candidates for interview by the members of the Nominating and Governance Committee. The Nominating and Governance Committee then interviews the final candidates and recommends to the full Board candidates for election based upon the results of the interview. The decision to name a new director is made by the full Board.

Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards.

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Corporate Governance

The Board recognizes the importance of soliciting new candidates for membership on the Board and that the needs of the Board, in terms of the relative experience and other qualifications of candidates, may change over time. Candidates for membership on the Board may be suggested by any director or stockholder, and the Board may retain professional search firms to identify suitable candidates. Stockholders may nominate candidates for directors by following the procedures described below under “Stockholder Nominations.”

Stockholder Nominations

Our Amended and Restated Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders.

Proxy Access Nominations
To make a proxy access nomination, an eligible stockholder (as defined in our Amended and Restated Bylaws) generally must deliver a qualifying notice to the Secretary at the principal executive offices of the Company not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders and otherwise comply with all of the requirements of the Amended and Restated Bylaws. For the 2018 Annual Meeting, we must receive notice of the nomination for inclusion in the Company’s proxy materials no earlier than November 13 and no later than December 13, 2017.

Other Nominations
Our Amended and Restated Bylaws also allow any stockholder to nominate a candidate for election to the Board without the nomination included in the Company’s proxy materials by delivering written notice by mail to the Secretary at the principal executive offices of the Company generally not later than the close of business on the 90th day, nor earlier than the close of business on the 120 day, prior to the first anniversary of the preceding year’s annual meeting. The notice must include information specified in the Amended and Restated Bylaws. For the 2018 Annual Meeting, assuming that the Annual Meeting is held within 25 days of May 23, 2018, we must receive notice of intention to nominate a director no earlier than January 23 and no later than February 22, 2018. If the meeting is not held within 25 days before or after the first anniversary of the preceding year’s annual meeting, we must receive notice of your intention to nominate a director (or to introduce an item of business) no later than the close of business on the tenth day following the day on which we send notice of the annual meeting or otherwise publicly disclose such date, whichever is sooner.

During the past year, no stockholder nominated a candidate for the Company’s Board pursuant to the procedures discussed above or otherwise formally suggested a candidate to the Nominating and Governance Committee.

The chairman of the meeting may disregard any nomination of a candidate for director if it is not made in compliance with the procedures in our Amended and Restated Bylaws or other requirements under the Exchange Act. For more information on stockholder participation in the selection of director nominees, please refer to Section 2.4 in our Amended and Restated Bylaws, which can be found on our website at www.swn.com under “Corporate Governance.”

It is the policy of the Nominating and Governance Committee to consider properly submitted stockholder nominations for directors as described above under “Succession Planning.” In evaluating such nominations, the Nominating and Governance Committee seeks to address the criteria set forth above under “Election of Directors–Selection Criteria for Nominees for Directors.”

SOUTHWESTERN ENERGY	33

Corporate Governance

Certain Transactions with Directors and Officers

The Board has adopted a written policy that governs the approval of transactions with related parties, including, among others, officers, directors and their immediate family members. The related party transaction policy applies to any potential related party transaction other than a transaction involving less than $5,000 or involving compensation by the Company of a related party who is a director or officer. Under the Company’s related party transaction policy, directors and officers are required to bring any possible related party transaction to the attention of the Company’s General Counsel. The Board has determined that the Audit Committee is best suited to review such transactions. At the first regularly scheduled Audit Committee meeting in each calendar year, executive leadership recommends transactions to be entered into by the Company for that calendar year with related parties, including the proposed aggregate value of such transactions, if applicable. After review, the Audit Committee approves or disapproves such transactions. At each subsequently scheduled meeting, executive leadership updates the Audit Committee as to any material change to those proposed transactions. In the event executive leadership recommends any additional transactions subsequent to the first calendar year meeting, such transactions may be presented to the Audit Committee for approval or preliminarily entered into by executive leadership subject to ratification by the Audit Committee; and if the transaction is not so ratified, the transaction must be cancelled.

Pursuant to the policy, the Audit Committee has reviewed and established a standing pre-approval for each of the following types of transactions:

●

Any employment by the Company of an executive officer of the Company or any of its subsidiaries if: the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC regarding compensation disclosure requirements (generally applicable to “named executive officers”) and is approved (or recommended to the Board for approval) by the Company’s Compensation Committee; or the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under Item 402 if the executive officer was a “named executive officer,” and the Company’s Compensation Committee approved (or recommended that the Board approve) such compensation;

●	Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K;
●

Any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;

●

Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts;

●

Any transaction where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends);

●	Reimbursement or payment of expenses of a related party who is an officer or director pursuant to the Company’s travel and business expense reimbursement policies;
●	Transactions available to all employees generally; or
●	Transactions in the ordinary course of business that do not exceed $120,000 in any fiscal year.

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Corporate Governance

Certain Transactions
The Company employs our director Greg Kerley’s son-in-law, James Durant, as a Senior Production Engineer. He received total compensation of less than $200,000 in fiscal year 2016. Mr. Durant was a full-time employee of the Company before his marriage to Mr. Kerley’s daughter.

Compensation Risk Assessment

The Company believes that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, consistent with our corporate philosophy, and that they do not encourage unnecessary or excessive risk taking. In addition to the Audit Committee’s oversight role in evaluating enterprise risk issues, the Compensation Committee evaluates the design of all our compensation policies and practices, including our incentive plans, to assess whether they create appropriate incentives for employees to perform and to remain at the Company and to take appropriate risks and to discourage taking inappropriate risks. Compensation for our employees generally is structured similarly to our executive compensation program: a base salary, performance-based annual bonus, and, for certain senior employees, equity incentive compensation in the form of stock options, restricted stock and/or performance units payable in common stock or cash. The less senior the employee, the more that pay is weighted toward annual compensation, with non-salaried, hourly employees receiving solely wages and a comparatively smaller bonus. Performance-based annual bonus and long-term incentives have features paralleling those for our named executive officers and thus are designed to encourage intelligent risk-taking and risk mitigation. Discretionary portions reflect individual performance with business unit performance reflecting a significant share. Especially in operating positions, an employee’s performance-based compensation is tied not only to operating metrics but also health, safety and environmental factors. Our Compensation Committee oversees all long-term incentive awards and reviews them to assure they do not promote excess risk-taking. We believe our balanced use of short- and long-term incentives, mix of cash and equity incentives, metric diversification and alignment to our business strategy, capped payouts, and stock ownership guidelines, promote responsible decision making, attract and retain good performers, and do not encourage unreasonable risk taking related to the Company’s business.

As a producer of natural gas, oil and related hydrocarbons, we acknowledge that there is a certain level of risk involved in all aspects of our activities, but our compensation is structured to encourage levels of risk taken by our employees that are appropriate and socially responsible, reflecting our commitment to conducting our operations in a safe, resource-efficient manner, protecting the environment and being a good corporate citizen of the communities in which we operate. Based on the Compensation Committee’s review and assessment, the Company believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Corporate Responsibility

Southwestern Energy Company is committed to providing the energy that powers our world, today and into the future. Creating Value+ is SWN’s core goal, with a clear focus on continuous improvement, innovation, integrity and responsibility. We seek to create value for our shareholders while providing a safe and healthy workplace for our people, acting as good environmental stewards and being respected members of the communities in which we operate. Discussed below are certain highlights of our commitments relating to clean air and water. Our 2015-2016 corporate responsibility report, which can be located by visiting “Our Commitments” and the link to “Corporate Responsibility” on our website at www.swn.com, provides additional insight into our operations, goals, strategy and performance.

SOUTHWESTERN ENERGY	35

Corporate Governance

Air
Methane, the primary component of natural gas, is a short-lived, high-global-warming potential greenhouse gas (GHG) when emitted. Excessive methane leakage can partially offset the benefits of natural gas as a lower-carbon fossil fuel. SWN is a proponent of innovative, performance-based programs to address methane emissions from the oil and gas sector.

In 2015, our leak/loss rate was 0.184 percent of production. In early 2016, we committed to maintaining a leak/loss rate below 0.36 percent of production. This goal aligns with the mission of the ONE Future coalition, which was co-founded by SWN and is helping to decrease emissions across the natural gas value chain.

The company also tracks absolute GHG emissions and emissions intensity. Compared to 2014, our GHG emissions intensity (i.e., per unit produced) in 2015 decreased 12 percent. Our absolute GHG emissions in 2015 rose 21 percent for upstream operations, principally due to a significant increase in production during that period.

Water
Fresh, clean water is a precious natural resource that is critical to natural ecosystems and human communities. Because water is also necessary for our operations, we developed the Energy Conserving Water initiative, or ECH2O®, a holistic approach to water management with four components: reduction, innovation, conservation and protection.

The primary goal of ECH2O has been to achieve “freshwater neutral” by the end of 2016. That is, for every gallon of fresh water we use, we aim to offset or replenish that gallon through water-quality improvement projects or treatment technologies that return fresh water to the environment. We met this goal in our Fayetteville Shale play in 2015 – a year early – and we met it company-wide in 2016.

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Director Compensation

Director Compensation

Directors who are not Southwestern Energy employees were compensated in cash during 2016 for their service as a director. For 2016, the directors elected, following the peer review performed by Meridian Compensation Partners, the Board’s independent compensation consultant, to eliminate meeting attendance fees and committee membership fees and, in light of the challenges facing the industry and the Company, to reduce committee chair fees by 20%. For 2016, each non-employee director received the following compensation:

●	annual cash retainer of $60,000
●	annual long-term incentive compensation with a value of $200,000, awarded in December 2015
●	annual common stock award for Chairman in the amount of $120,000
●

pro rata for the portions of the fees earned for the director terms beginning at the 2016 Annual Meeting, as applicable: $16,000 for serving as presiding director / chairman; $16,000 for chairing the Audit Committee; $15,000 for chairing the ad hoc Technical Committee; $12,000 for chairing the Compensation Committee; and $8,000 for chairing the Health, Safety, Environment and Corporate Responsibility Committee, and the Nominating and Governance Committee.

We reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us and extend coverage to them under our directors’ and officers’ indemnity insurance policies. Directors are also eligible to participate in our matching gift program. The maximum gift total for a director participant in the matching gift program is $15,000 in any calendar year. In addition, our directors have been eligible to participate in our group health plans on the same basis as our employees.

The total annual compensation (i.e. total cash compensation plus long-term incentive compensation) paid to each outside director is determined based on a peer review performed by Meridian to evaluate the competitiveness and reasonableness of our director compensation. Our compensation paid to each outside director in 2016 was at the median of our peer group as determined by Meridian. The value of the total long-term incentive compensation for 2016, which was awarded in December 2015, and allocated one third to stock option awards and two thirds to restricted stock awards, with the number of stock options and shares of restricted stock awarded being determined by reference to the market value of the Company’s stock.

The restricted stock awarded to the directors in December 2015 will vest at the rate of 25% on the anniversary of the grant date over a period of four years, except in the cases of Messrs. Mourton and Stevens, whose shares are subject to immediate full vesting if they should elect to retire from the Board of Directors as they meet the age and service requirement. All of the restricted stock grants will immediately fully vest upon a “change in control” or the death or disability of a director. The stock options awarded to the directors will vest at the rate of 33 1/3% on each anniversary of the grant date over a period of three years, except in the cases of Messrs. Mourton and Stevens, whose options are subject to immediate full vesting if they should elect to retire from the Board of Directors. All of the stock option grants will immediately fully vest upon a “change in control” or the death or disability of a director. In 2016 the Chairman was awarded $120,000 of restricted stock to be issued in 25% increments each quarter from the date of the 2016 annual meeting. The Chairman received awards on July 1, 2016 and October 1, 2016, with 100% immediate vesting.

SOUTHWESTERN ENERGY	37

Director Compensation

Total Director Compensation for Year Ended December 31, 2016

(a)	(b)	(c)	(d)	(e)
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)(4)	All Other Compensation ($) (5)	Total ($)
John D. Gass	72,473	–	25,727	98,200
Catherine A. Kehr	64,989	44,974	14,648	124,611
Greg D. Kerley	60,000	–	29,648	89,648
Kenneth R. Mourton	60,000	–	4,769	64,769
Elliott Pew	69,355	–	–	69,355
Terry Rathert	69,978	–	26,000	95,978
Alan H. Stevens	60,000	–	13,227	73,227
Vello A. Kuuskraa +	25,000	–	12,127	37,127

+	Mr. Kuuskraa retired from the Board at the conclusion of the 2016 Annual Meeting.
(1)	Included in this column are an annual retainer fee, chairman fee and committee chairman fees. Additional details regarding these payments can be found in the narrative above.
(2)	Ms. Kehr receives her compensation for serving as the Chairman of the Board in the form of shares of our common stock. The dollar amounts stated for the restricted stock and options reflect the grant date fair value of the award as computed in accordance with FASB ASC Topic 718. The grant date fair value for the common stock issued to Ms. Kehr on July 1, 2016 and October 1, 2016 was determined using the closing price of the Company’s common stock on the NYSE of $13.01 and $13.91, respectively.
(3)	Other than Ms. Kehr’s compensation for serving as Chairman of the Board, our directors received no stock awards during the year ended December 31, 2016. Awards for 2016 were granted in December 2015, and awards for 2017 will be issued on a quarterly basis beginning April 1, 2017.
(4)	The aggregate number of stock option awards and stock awards outstanding at fiscal year-end 2016 for each director is set out in the table below:

Name	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Shares or Units of Stock that Have Not Vested (#)
John D. Gass	14,103	19,584	12,055
Catherine A. Kehr	14,103	25,834	12,055
Greg D. Kerley	14,103	71,988	12,055
Kenneth R. Mourton	14,103	28,584	12,055
Elliott Pew	14,103	22,584	12,055
Terry Rathert	14,103	10,032	11,195
Alan H. Stevens	14,103	28,584	12,055
Vello A. Kuuskraa +	–	42,687	–

+	Mr. Kuuskraa retired from the Board at the conclusion of the 2016 Annual Meeting.
(5)	The amounts indicated in this column include health insurance provided by the Company for Messrs. Gass, Kerley, Kuuskraa, Mourton and Stevens and Ms. Kehr, and amounts paid under the Company’s charitable gift matching program. The charitable gift matches for Messrs. Gass, Kerley, Rathert and Stevens total $15,000, $15,000, $26,000 ($11,000 paid in 2016 for 2015 contribution and $15,000 paid for 2016 contribution), and $2,500 respectively.

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Stock Ownership Information

Share Ownership of Officers, Directors and Nominees

The following table sets forth information as of March 29, 2017, with respect to the beneficial ownership of the Company’s common stock by each executive officer named in the Summary Compensation Table, whom we collectively refer to as our Named Executive Officers, or NEOs, by each director and nominee, and by all executive officers, directors and nominees as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares Owned Directly (1)	Shares Owned 401(k)	Restricted Stock Outstanding (Voting Power)	Options Exercisable	Total Number of Shares of Common Stock	Percent of Class
Named Executive Officers:
William J. Way	201,882	–	296,140	453,584	951,606	*
R. Craig Owen	51,704	334	122,142	142,729	316,909	*
Mark K. Boling	406,462	–	83,625	218,341	708,428	*
John C. Ale	29,011	–	81,445	97,456	207,912	*
John E. Bergeron, Jr.	35,087	–	46,198	68,073	149,358	*
Steven L. Mueller (2)	333,512	–	–	882,920	1,216,432	*
Directors and Nominees:
John D. Gass	14,972	–	12,055	19,584	46,611	*
Catherine A. Kehr	56,745	–	12,055	25,834	94,634	*
Greg D. Kerley	376,841	–	12,055	71,988	460,884	*
Jon A. Marshall (3)	–	–	–	–	–	*
Kenneth R. Mourton	305,879	–	12,055	28,584	346,518	*
Elliott Pew	14,932	–	12,055	22,584	49,571	*
Terry W. Rathert	27,306	–	11,195	10,032	48,533	*
Alan H. Stevens	16,507	–	12,055	28,584	57,146	*
All directors, nominees and executive
officers as a group (19 persons)	1,980,758	8,700	884,285	2,251,857	5,125,600	1.02%

*	Less than one percent of class.
(1)	Includes shares convertible from the Company’s depositary shares (the “Depositary Shares”), each representing a 1/20th interest in a share of 6.25% Series B Mandatory Convertible Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”). At any time prior to January 15, 2018, a holder of 20 Depositary Shares may cause the conversion of one share of the Series B Preferred Stock into a number of shares of the issuer’s common stock equal to the minimum conversion rate of 37.0028, subject to adjustments for certain fundamental changes (as defined). Thus, each Depositary Share will convert into 1.85014 shares of common stock, subject to adjustment. On January 15, 2018, the Depositary Shares mandatorily convert to common stock at a conversion rate ranging from 1.85014 to 2.17391 shares of common stock per Depositary Share (or Series B Preferred Stock to common stock conversion rate ranging from 37.0028 to 43.4782), subject to adjustment. The conversion rate of 1.941 was used to report the shares owned in this column.
(2)	Mr. Mueller resigned as our CEO effective January 6, 2016, but remained Chairman of the Board and a non-executive employee through the May 2016 Annual Meeting. Because Mr. Mueller served as CEO for a portion of 2016, he is a NEO under applicable SEC rules.
(3)	Mr. Marshall became a director in February 2017 and so had not received any equity awards as of the Record Date.

SOUTHWESTERN ENERGY	39

Stock Ownership Information

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2016, concerning outstanding awards under all of the Company’s equity compensation plans, the weighted average exercise price of the outstanding options and the number of shares available for future issuance under the plans:

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Shares Remaining Available for Future Issuance (2)
Equity compensation plans approved by stockholders (1)	11,676,737	$16.69	18,704,273

(1)	Consists of the Southwestern Energy Company 2004 Stock Incentive Plan and the Southwestern Energy Company 2013 Incentive Plan. Shares remaining available for issuance may be issued only under the Southwestern Energy Company 2013 Incentive Plan, which permits grants and awards in the form of stock options, shares of restricted stock, performance units and restricted stock units, as well as other forms of incentive awards.
(2)	The number of shares to be issued upon exercise of outstanding options, warrants and rights, and the number of shares remaining available for future issuance as of December 31, 2016 were determined by giving effect to the fungible share ratio.

Security Ownership of Principal Stockholders

The following persons were known by the Company to own beneficially more than 5% of the Company’s common stock as of December 31, 2016. Reported Percent of Class based on outstanding shares the company’s Common stock as of March 29, 2017.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Capital Research Global Investors 333 South Hope Street, 55th Floor Los Angeles, California 90071	54,790,560	(1)	10.9%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	52,858,175	(2)	10.5%
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	39,025,801	(3)	7.8%
Common Stock	SailingStone Capital Partners LLC One California Street, 30th Floor San Francisco, California 94111	30,236,712	(4)	6.0%
Common Stock	State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	29,442,623	(5)	5.9%
Common Stock	FMR LLC 245 Summer Street Boston, Massachusetts 02210	26,080,211	(6)	5.2%

(1)	Based on the 13G/A filed on February 13, 2017, with the SEC with respect to Company securities held as of December 31, 2016, Capital Research Global Investors LP had sole voting power and sole dispositive power with respect to these shares.
(2)	Based on the 13G/A filed on February 13, 2017, with the SEC with respect to Company securities held as of December 31, 2016. The Vanguard Group reported it is the parent holding company or control person of the entities holding these shares and that it had sole power to vote or to direct the vote of 774,151 shares, sole power to dispose or to direct the disposition of 52,016,079 shares, and shared power to dispose or to direct the disposition of 842,096 shares.
(3)	Based on the 13G/A filed on January 27, 2017, with the SEC with respect to Company securities held as of December 31, 2016, BlackRock, Inc. had sole power to vote or to direct the vote of 34,887,377 shares and sole power to dispose or to direct the disposition of 39,025,801 shares.

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Stock Ownership Information

(4)	Based on the 13G filed on February 10, 2017, with the SEC with respect to Company securities held as of December 31, 2016, Sailing Stone Capital Partners LLC had sole voting power and sole dispositive power with respect to these shares.
(5)	Based on the 13G filed on February 9, 2017, with the SEC with respect to Company securities held as of December 31, 2016, State Street Corporation had shared voting power and shared dispositive power with respect to these securities.
(6)	Based on the 13G filed on February 14, 2017, with the SEC with respect to Company securities held as of December 31, 2016, FMR LLC had sole power to vote or to direct the vote of 5,618,291 shares and sole power to dispose or to direct the disposition of 26,080,211 shares.

Stock Ownership Guidelines

The Company maintains stock ownership guidelines for directors and executive officers. Each director must own common stock with a market value equal to five times the annual cash retainer that was in effect on December 6, 2013 (the date the stock ownership guidelines were last amended) or the date the director joined the Board, whichever date is later. This ownership threshold must be met within five years of December 6, 2013 or five years of the date the director joined the Board, whichever date is later. Until such time as the director reaches his or her share ownership requirement, the director will be required to hold 50% of the shares of common stock received upon lapse of the restrictions upon restricted stock and upon exercise of stock options (net of any shares utilized to pay for the exercise price of the option). Once achieved, the required ownership threshold must be maintained as long as the director retains his or her seat on the Board.

Stock that counts toward satisfaction of these guidelines includes stock purchased on the open market, stock obtained through stock option exercises, restricted stock, and stock beneficially owned in a trust, by a spouse and/or minor children. In instances where these stock ownership guidelines would place a severe hardship on a director, the Board will make the final decision as to developing an alternative stock ownership guideline for a director that reflects the intention of these guidelines and his or her personal circumstances. As of December 31, 2016, all directors then in office held stock in excess of the levels required in the guidelines.

Guidelines for the ownership requirements for executive officers are discussed in the Compensation Discussion and Analysis section beginning on page 54 of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC and the NYSE, and to furnish the Company with a copy of each such report.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and more than ten percent stockholders complied with all applicable Section 16(a) filing requirements.

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Proposal No. 2 Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers

We are asking our stockholders to approve, on a non-binding and advisory basis, the compensation paid to our named executive officers (“NEOs”) as described in the Compensation Discussion and Analysis (“CD&A”) and the Executive Compensation section of this proxy statement.

The Company believes that its executive compensation program, which emphasizes equity awards and performance-based cash incentives, is strongly aligned with the interests of its stockholders.

The CD&A, beginning on page 43 of this proxy statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2016 in more detail. Highlights of the program include the following:

●	Salary constitutes no more than 20% of the target compensation package of our NEOs (other than Mr. Mueller) and the remainder is equity-based or is otherwise contingent upon company and individual performance.
●	Our compensation programs include features that we believe mitigate risk without diminishing incentives, including:
○	maximum payout that limits annual incentive bonuses or performance units;
○	mix of cash, equity and performance-based incentives, balanced between annual and longer-term incentive opportunities; and
○	a significant stock ownership requirement.
●	The equity component of long-term incentive compensation is designed to align executive leadership’s interests with those of our stockholders, provides an incentive for achieving our long-term performance objectives and constitutes the major component of at-risk compensation. Each of the NEOs is employed at-will and is expected to demonstrate exceptional personal performance to continue serving as a member of the executive team. None of the NEOs has an employment agreement or a severance arrangement other than in the context of a change in control.
●	Our compensation programs:
○	do not permit re-pricing of stock options without shareholder approval;
○	do not permit pledging or hedging of Company securities; and
○	require recoupment of incentives in certain circumstances to encourage responsible and sustainable decision-making.

Our executive compensation program, including the changes we have made for 2017, results in part from ongoing dialogue between representatives of our shareholders and members of the Compensation Committee, which is described more fully in the CD&A. We are asking shareholders to approve, on an advisory basis, the compensation of our NEOs as described in this proxy statement by voting in favor of the following resolution, which will be submitted for approval by shareholders at the 2017 Annual Meeting:

“RESOLVED, that the stockholders of Southwestern Energy Company approve, on an advisory basis, the compensation of Southwestern’ s executive officers named in the Summary Compensation Table as disclosed, pursuant to the SEC’s compensation disclosure rules, in the Compensation Discussion and Analysis, compensation tables and other narrative compensation disclosure in the proxy statement.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. Unless the Board modifies its determination on the frequency of future Say-on-Pay advisory votes, the next Say-on-Pay advisory vote will be held at our 2018 Annual Meeting.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” approval of the compensation of the Company’s named executive officers.

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Compensation Discussion and Analysis

Southwestern Energy faced a low commodity price environment in 2016, following a dramatic drop in commodity prices in 2015. The Board and executive leadership worked together to stabilize and bolster the Company’s short- and long-term financial health and our capital program flexibility in light of changing price expectations. The following represent our principal achievements in 2016.

●	Committed to Capital Discipline. Invested within our cash flow plus a portion of the proceeds from our successful equity offering earmarked for this purpose, with the remainder to debt reduction, and in only those projects that met our rigorous economic hurdles at strip pricing.
●	Extended Debt Maturities. Rearranged and extended our bank credit facilities and successfully tendered for approximately $700 million of near-term senior notes, which enhanced and stabilized our liquidity and eliminated the overhang of near-term debt maturities.
●	Improved Margins. Generated cash flow from operations of about $500 million, which reflects the impact of an aggressive assault on costs and improved drilling and completion performance.
●	Managed Portfolio through Asset sales. Intelligently managed our portfolio, including disposing of acreage we were not planning to develop until well into the next decade and using the over $400 million of proceeds to reduce debt.

The compensation paid to our named executive officers (“NEOs”) for 2016 reflects and rewards these and other achievements. Our NEOs for 2016 were:

Executive	Title in 2016
William J. Way	President & Chief Executive Officer
R. Craig Owen	Senior Vice President & Chief Financial Officer
Mark K. Boling	Executive Vice President & President — V+ Development Solutions
John C. Ale	Senior Vice President, General Counsel and Secretary
Jack E. Bergeron, Jr.	Senior Vice President – E&P Operations
Steven L. Mueller	Former Chairman of the Board & Former Chief Executive Officer

Mr. Mueller resigned as our CEO effective January 6, 2016, but remained Chairman of the Board and a non-executive employee through the May 2016 Annual Meeting. Mr. Way became CEO on January 6, 2016. Because Mr. Mueller served as CEO for a portion of 2016, he is a NEO under applicable SEC rules.

CD&A Highlights
Guiding Principles and Compensation Practices	43
How We Make Compensation Decisions	46
2016 Named Executive Officer Compensation	48
2017 Executive Compensation Updates	55

Guiding Principles and Compensation Practices

Our executive compensation program is designed to reward NEOs for producing sustainable financial results consistent with our strategy to attract and retain the highest quality talent, and to align pay with the long-term interests of shareholders.

SOUTHWESTERN ENERGY	43

Compensation Discussion and Analysis

Our Formula

Our Formula and our Guiding Compensation Principles
Our approach to executive compensation, like all things at Southwestern Energy, is governed by our Formula

For a more in depth discussion of our Formula and its role in our decision-making, see “Proxy Summary—Who We Are” above in this proxy statement.

Alignment with Shareholders
We align the interests of the NEOs with those of our investors by rewarding executive performance on the basis of key financial measurements that we believe closely correlate to long-term shareholder value. A significant driver of our NEO compensation is performance-based criteria, including the following:

●	long-term incentives in the form of performance units, the value of which is determined by stock performance relative to peers and, in the case of past awards, key operational metrics over time
●

stock ownership and holding requirements, which require our senior executives to accumulate and hold SWN stock equal in value to a multiple of their base salary, and to hold a portion of shares they subsequently receive until the requirement is met

●	annual cash bonus, the majority of which is based on operational metrics that should drive shareholder value over the long term.

Retention of Talent
SWN’s ability to maximize shareholder value depends on its ability to retain executives, and we seek to do so by using incentives that result in longer and continued service. Key elements of compensation that require continued service include:

●	multi-year vesting terms on equity incentive compensation, including restricted stock, stock options and performance units
●	supplemental and non-qualified retirement program, which allows select executives to continue to earn retirement benefits once they reach the limits imposed by the Internal Revenue Service

Total Compensation Perspective
Our executive compensation program components are driven by the achievement of objective operation and financial performance criteria as well as SWN stock performance, all of which are used to encourage retention.

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Compensation Discussion and Analysis

Compensation Practices
Our executive compensation program incorporates many leading practices and is designed to reward our NEOs for the achievement of strategic and operational goals and increases in shareholder returns, while discouraging unnecessary or excessive risk taking. We believe our executive compensation program supports these goals.

What We Do
✓Mix of Awards. Our executive compensation program contains both cash and equity components and is weighted heavily toward long-term equity-based incentives, with a mix of these incentives among performance-based stock units, stock options and restricted stock.
✓Share Ownership Guidelines. Our NEOs must hold equity of a value equivalent to multiples of their base salaries (two times for senior vice presidents, three times for executive vice presidents and six times for our CEO).
✓Clawbacks. If we restate our financial statements, other than as a result of changes to accounting rules or regulations, we may recover incentive compensation that was paid or granted in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement.

✓Double-Trigger Severance. Cash severance in connection with a change in control is paid only if an actual or constructive termination of employment also occurs.
✓Annual Risk Assessments. The Compensation Committee analyzes risk in setting executive compensation each year.
✓Reward Future Performance. Annual option, restricted stock and performance unit awards vest over periods of three, four and three years, respectively, to reward sustained company performance over time.
✓Peer Group Comparison. With the help of independent compensation consultants, we annually analyze executive compensation relative to peer companies and published survey data for peer companies.

What We Do Not Do
✗No Tax Gross Ups. We eliminated the excise tax gross-up feature in all severance agreements entered into with NEOs first employed after 2009, who include our current CEO and general counsel.
✗No Automatic Base Salary Increases. Our NEOs’ base salaries are reviewed annually and the decisions are based on market data provided by our independent compensation consultants. No increases were made for 2016, other than for Mr. Way and Mr. Bergeron in connection with their promotions in 2016.

✗No Hedging and Pledging Company Stock. Our policies prohibit the pledging and hedging of our stock by our executives and directors.
✗No Repricing of Stock Options. We do not permit the repricing of stock options without shareholder approval.

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Compensation Discussion and Analysis

How We Make Compensation Decisions

Discretion and Judgment of the Compensation Committee
The Compensation Committee, consisting entirely of independent directors, is responsible for SWN’s compensation and incentive plans and programs, reviews all compensation for SWN’s executive officers, and acts as the administrator for SWN’s equity compensation plans. The Board, taking into account the recommendation of the Compensation Committee, sets the compensation of all senior executives, but with only independent directors acting in the case of the CEO.

Each year, the Compensation Committee conducts an evaluation of SWN’s compensation program to determine if any changes would be appropriate. In making these determinations, the Compensation Committee consults with its independent compensation consultant and executive leadership, as discussed below; however, the Compensation Committee uses its own judgment in making final decisions regarding the compensation paid to our executive officers.

The Role of the Compensation Consultant
Since 2013, the Compensation Committee has engaged the services of Meridian Compensation Partners, LLC (“Meridian”), an independent executive compensation consulting firm. Meridian is known for its expertise in the E&P industry, specializing in board-level executive pay consulting services. Meridian reports directly to the Committee, participates in Committee meetings, reviews Committee materials, and provides advice to the Committee upon request. Additionally, Meridian updates the Committee on trends and issues in executive pay, comments on the competitiveness and reasonableness of SWN’s programs, and assists in the development and review of SWN’s annual bonus and long-term incentive (“LTI”) programs, including commenting on performance measures and related goals. See our discussion of the Compensation Committee’s assessment of Meridian’s independence in our discussion of the Compensation Committees’ responsibilities on page 30 of this proxy statement.

The Role of the CEO
At the Compensation Committee’s request, the CEO provides an assessment of the individual performance and appropriate compensation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. The CEO is not present during voting or deliberations by the Committee or the independent directors regarding his own compensation.

The Role of Peer Companies and Benchmarking
The Compensation Committee reviews peer group composition each year. With the assistance of Meridian, the Compensation Committee identified a group of companies to reference as our peer group for compensation purposes. The Committee annually reviews the competitiveness of our executive officers’ compensation and assesses the overall competitiveness of our compensation programs relative to the peer group, which is made up of companies in the E&P industry with comparable types of operations, revenue, market capitalization, assets and number of employees. In 2016, we generally sought to provide total direct compensation for our NEOs within a competitive range of our compensation peers. These companies are listed in the table below. Individual compensation packages may vary based on individual experience, retention, performance in the role and market conditions. We removed Denbury Resources Inc. and Ultra Petroleum Corp. from the 2016 peer list because of challenges each company faced to its business prospects.

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Compensation Discussion and Analysis

2016 Compensation Peer Companies
The Compensation Committee selected the following companies for the compensation peer group for 2016:
●Antero Resources Corporation ●Cabot Oil & Gas Corporation ●Cimarex Energy Co. ●Chesapeake Energy Corporation ●Concho Resources Inc.	●Continental Resources Inc. ●Devon Energy Corporation ●EOG Resources, Inc. ●EQT Corporation ●Newfield Exploration Company	●Noble Energy, Inc. ●Pioneer Natural Resources Company ●Range Resources Corporation ●SM Energy Corporation

We believe awareness of our competitors’ pay practices is important to making pay decisions that allow us to attract and retain key talent. We compare our pay practices and pay levels with a select group of peer companies. Although market data from our peer group provides an important tool for analysis and decision making, we realize that overreliance on this data can result in an inappropriate pay decision if other factors are not considered, including an individual’s personal contributions to SWN and previous experience, leadership qualities and skill sets.

Consideration of Shareholder Engagement Feedback and Say-on-Pay Vote Results
We have discussions with many of our shareholders on an ongoing basis regarding various corporate governance topics, including executive compensation. We greatly value the feedback provided by our shareholders in these discussions. In 2016, the Compensation Committee considered input from shareholders when it conducted a comprehensive review of SWN’s executive compensation program. Following this review, the Compensation Committee continued design changes to align the executive compensation program more closely with market practices and place a greater emphasis on performance-based compensation. These design changes are discussed in more detail below in “2017 Executive Compensation Updates.”

Shareholders are provided with the opportunity to cast an annual advisory vote on executive compensation. At the 2016 Annual Meeting, shareholders indicated their support for the compensation of our executive officers, with over 93% of the votes cast on the say-on-pay proposal voted for the proposal.

The Compensation Committee will continue to consider the result of say-on-pay votes when making future compensation decisions for the NEOs.

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Compensation Discussion and Analysis

2016 Named Executive Officer Compensation

Our executive compensation program consists of three main elements:

●	Base salary
●	Annual cash incentive
●	Long-term equity incentive

Our executive pay is tied to company performance. Based on our performance, the total pay mix for our NEOs (other than Mr. Mueller) for 2016 was as follows:

Pay Mix By Component (1)
CEO Pay Distribution	All Other NEO Pay Distribution

(1)

Represents base salaries in effect as of December 31, 2016, actual performance-based annual bonus awards for 2016, which were paid in 2017, and the grant date value of the 2016-2018 performance awards, restricted stock and options (granted in December 2015 and January 2016). The “Bonus” consists of total annual bonus payments, which include objective and discretionary components. The “Other pay” consists of any changes in pension value and nonqualified deferred compensation earnings and all other compensation, each as disclosed in the Summary Compensation Table.

Pay for Performance
Consistent with our pay-for-performance philosophy, a significant portion of our NEOs’ total direct compensation is at risk. Accordingly, the value that will ultimately be received directly aligns with the Company’s actual operational and financial performance. This value can differ substantially from the grant date values required to be reported in the Summary Compensation Table and other proxy tables. The graphic below demonstrates how our executive compensation program, driven by the achievement of objective performance criteria, delivers alignment with the Company’s performance.

To illustrate this strong link between CEO compensation and Company performance, the following graphic compares 2014, 2015 and 2016 target compensation and realizable pay as of December 31, 2016 for our CEO. Because Mr. Mueller resigned on January 6, 2016, presented below is the compensation information for Mr. Mueller for 2014 and 2015 and for our current CEO, Mr. Way, for 2016. The target bars reflect annual base salary, target bonus opportunity and the grant date value of the long-term incentive awards. The estimated realizable bars reflect annual base salary, actual bonus paid, in the money value of stock options, value of time-based restricted stock and an estimated value of performance awards as of December 31, 2016.

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Compensation Discussion and Analysis

CEO Realizable Pay (1)

(1)	The information in this graphic presents the compensation information of our former CEO, Mr. Mueller, for 2014 and 2015 and the compensation information of our current CEO, Mr. Way, for 2016.
(2)	The annual incentive awards present a target payout based on the CEO’s annual salary, and the long-term incentive awards present the grant date fair value of the awards for 2014, 2015 and 2016.
(3)	The amounts for the long-term incentive awards indicated as estimated realizable reflect the intrinsic value of long-term incentive awards based on the Company’s closing stock price of $10.82 on December 31, 2016. For stock options, the option exercise prices exceeded the closing stock price as of such date for the 2014 awards and therefore no intrinsic value is reflected. The performance unit awards for 2014 reflect the amount paid in March 2017 and the performance unit awards for 2015 and 2016 are reflected at an estimated payout as of December 31, 2016.

Cash Compensation Elements and Awards

Base Salary
Salaries of the CEO and the other NEOs are reviewed annually, along with those of all other senior officers. The Compensation Committee may review salaries at the time of a promotion, other changes in responsibilities, or a significant change in market conditions. Differences in salary for each NEO reflect differences in individual responsibility, experience, and competitive pay levels for similar positions in our peer group.

At the Compensation Committee’s December 2015 meeting, the Committee decided to freeze salaries for 2016 for all of our employees, including our NEOs. Mr. Way’s and Mr. Bergeron’s salaries were increased on account of their respective promotions in 2016.

Name	2016 Base Salary	Percentage Increase from 2015 Base Salary
William J. Way	$800,000	18.5%
R. Craig Owen	460,000	–
Mark K. Boling	520,000	–
John C. Ale	445,000	–
Jack E. Bergeron, Jr.	400,000	8.4%
Steven L. Mueller	935,000	–

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Compensation Discussion and Analysis

Annual Cash Incentive
The Compensation Committee approves, on an annual basis, a performance-based cash incentive opportunity for our executive officers based on the achievement of annual financial, operating and safety performance goals. Our annual incentive plan is an umbrella plan intended to satisfy the performance-based requirements of Section 162(m) of the Internal Revenue Code (the “Code”). This year, and in the past, the Committee established a bonus pool funded at maximum for our NEOs and certain other executive officers, which pool is available for award to such officers if our target cash flow from operations is achieved. Actual awards are determined by the Compensation Committee using their negative discretion, based on achievement of the annual performance goals.

Annual bonuses are designed to encourage the achievement of annual performance goals. Targets for each of our performance metrics are set to be challenging and to produce results that lead to increased shareholder value and are determined at the beginning of each annual performance cycle. The Compensation Committee reviews the metrics each year to ensure they link performance to SWN’s long-term goals and establishes targets that appropriately incentivize executive leadership to achieve operational success.

Because market compensation practices, including incentive opportunity, differ by job, our target bonus opportunities as a percentage of base salary vary for our NEOs. As a starting point for evaluating annual incentive awards, the Committee considered performance results under the metrics established for the 2016 annual incentive plan, a program maintained for a broad portion of the employee population and for our NEOs. Importantly, after the Board approved a supplemental capital budget for the company in June 2016, the Compensation Committee increased the Threshold, Target and Maximum performance levels for discretionary cash flow and production to those listed below, to reflect the increased planned capital spending.

The 2016 performance targets for our NEOs (other than Mr. Mueller) and actual performance results were as follows:

2016 NEO Performance Targets

Discretionary Cash Flow (1) Represents cash flow from operating activities less the effect of certain changes in assets and liabilities and tax related items
Production (1) Represents combined oil and gas produced and reported as sold
Operating Expenses ($/Mcfe) Represents total company operating expenses per Mcfe of production
HSE Represents a combined metric to track employee injuries and environmental incidents
(1) The Board approved a supplemental capital budget for the company in June 2016, following which time the Compensation Committee increased the discretionary cash flow and production Threshold, Target and Maximum levels, to the levels reflected above, in accordance with the increased planned capital spending.

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Compensation Discussion and Analysis

As shown in the table above, our 2016 financial and operating results each exceeded the maximum thresholds established by our Compensation Committee and our 2016 safety results fell between the target and maximum thresholds established by the Committee, resulting in an objective component payout for each of our NEOs of approximately 146%. At target, the objective component would constitute 60% of our NEO’s annual cash incentive. For these NEOs (other than Mr. Mueller) in 2016, due to company performance against the metrics with aggregate result near the maximum, the objective component could constitute approximately 75% of the total annual cash incentive awards.

For each NEO (other than Mr. Mueller), the Committee also determined the size of the discretionary component of the annual cash incentive, which together with the objective component, comprise the total individual award levels. The Committee exercised its discretion to award individual NEOs based, in part, on the relative performance, contribution and potential of each NEO, taking into account the NEO’s level of experience and overall value to the Company. At target, the discretionary component would constitute 40% of these NEO’s annual cash incentive. For our NEOs in 2016, due to company performance against the metrics with aggregate result near the maximum, the objective component could constitute approximately 25% of the total annual cash incentive awards.

The table below shows the actual annual incentive award payouts earned.

Name	Base Salary	Target in $	Target (% of Salary)	Objective Component	Discretionary Component	Total	% of Target
William J. Way	$800,000	$1,008,000	126%	$1,095,033	$404,967	$1,500,000	148.8%
R. Craig Owen	460,000	517,500	112.5%	561,382	214,868	776,250	150.0%
Mark K. Boling	520,000	608,400	117%	659,990	140,010	800,000	131.5%
John C. Ale	445,000	500,625	112.5%	543,076	182,824	725,900	145.0%
John E. Bergeron, Jr.	400,000	360,000	90%	381,215	128,285	509,500	141.5%
Steven L. Mueller (1)	935,000	1,262,250	135%	–	341,649	341,649	27.1%

(1)	Mr. Mueller received a discretionary bonus in May 2016, as provided in his Retirement Agreement, in recognition of his successful transition of CEO responsibility to Mr. Way, based upon the recommendation of the Compensation Committee and the approval of the independent members of the Board. The amount is equal to 100% of his salary for the period.

As discussed below in “2017 Executive Compensation Updates,” the Compensation Committee has adopted substantially similar metrics for the 2017 annual bonus incentives.

Long-Term Equity Elements and Awards
Our executive compensation program emphasizes long-term shareholder value creation through the use of equity awards in the form of restricted stock, options and performance units. The Compensation Committee has discretion to approve awards with different vesting conditions as it deems necessary to meet the objectives of our executive compensation program.

In December 2015, the Compensation Committee granted long-term incentive awards to our NEOs in ratios and terms set forth below, which awards are reflected as compensation for the year ended December 31, 2015 in the Summary Compensation Table on page 56.

Award Type	Weight	Terms	Metrics
Stock options	25%	Ratable vesting over three years	Service-based
Restricted stock	25%	Ratable vesting over four years	Service-based
Performance units	50%	Ratable vesting over three years, settled in stock or cash following end of three-year performance period	Performance-based: Relative TSR

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Compensation Discussion and Analysis

The performance units granted to our NEOs vest according to the vesting schedules described above, depending on SWN’s total shareholder return relative to other companies in our performance peer group described below (“Relative TSR”). The Compensation Committee chose Relative TSR as a straightforward and objective metric for SWN’s shareholders to evaluate our performance against the performance of our peers and to align with shareholders’ interests.

We measure Relative TSR for a three-year performance period. An averaging period is used to determine the beginning and ending stock values used to calculate Relative TSR for the performance period. This mitigates the impact on the long-term Relative TSR results of one-day or short-term stock price fluctuations at the beginning or end of the performance period. The beginning stock price value is calculated using each company’s average closing stock price for the 20 consecutive trading days immediately prior to the beginning of the performance period. The ending stock price value is calculated using each company’s average closing price for the 20 consecutive trading days ending on the last day of the performance period. If the ending value is lower than the beginning value, a negative TSR results and vice versa. The change in value from the beginning to the end of the period is divided by the beginning value. That percentage compared to the TSR of our performance peers, ranked by percentile, determines the number of performance units that vest for each performance period. In the event of a negative TSR, the performance units will not payout in excess of target, regardless of the percentile ranking. Upon vesting, performance units convert to SWN common stock or cash.

The Compensation Committee, based on input from Meridian, designated the group of companies used to determine Relative TSR. The companies included in this performance peer group – selected on the basis of assets, revenue, market cap and mix of assets – reflect a broad cross-section of the industry.

2016-2018 Performance Peers
The Committee established the following group of peer companies for measuring the performance units for the period of 2016 - 2018:
●Anadarko Petroleum Corporation
●Apache Corporation
●Cabot Oil & Gas Corporation*
●Chesapeake Corporation
●Cimarex Energy Co.*
●Concho Resources Inc.*
●Continental Resources Inc.*
●Devon Energy Corporation*
●EOG Resources, Inc.*

●EQT Corporation
●Newfield Exploration Company*
●Noble Energy, Inc.*
●Pioneer Natural Resources Company*
●QEP Resources, Inc.
●Range Resources Corporation*
●SM Energy Corporation*
●Whiting Petroleum Corporation
●WPX Energy, Inc.

*Represents a company also used for executive pay market evaluation or comparison purposes.

Shift in Timing of Grant of Long-Term Equity Awards
Historically, our company granted long-term incentives in December, including performance units for which the performance period would be the following three calendar years. In 2016, the Committee determined to change the timing of grants so that they occur in February, with the performance period for performance units being the three calendar years including the year of grant. Changing the timing of these awards permits more time for:

●the CEO to include a more complete picture of the other NEOs’ performance in his recommendations to the Committee
●Meridian to aggregate and to analyze peer compensation decisions for the full calendar year

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Compensation Discussion and Analysis

This change means that NEOs received no grants of long-term incentive awards during 2016, other than Mr. Way, who received a grant in connection with his promotion to CEO in January 2016. The table below summarizes the value of the long-term incentives granted to Mr. Way in January 2016, utilizing the Black-Scholes valuation for stock options, the grant date price for restricted stock and the target value of the performance units.

Name	Options	Restricted Stock	Performance Units	Total
William J. Way	$500,002	$500,004	1,101,172	2,101,178

For a general discussion of the grants made to the CEO and the other NEOs in February 2017, see below “2017 Executive Compensation Updates.”

Health, Welfare, Retirement and Other Benefits
We offer competitive health, welfare and retirement programs for our eligible employees. Our health and welfare programs include medical, pharmacy, dental, life insurance and disability. We also offer a limited charitable gift matching program. The life insurance and disability programs provide higher benefit amounts for our NEOs due to their higher base salaries. Our executives have disability coverage that applies if they are unable to perform in their occupation. In addition, disability benefits for our officers are capped at $16,000 per month for long-term disability and 70% of base pay for short-term disability.

We offer retirement programs that are intended to supplement our employees’ social security benefits and personal savings. The programs include:

●the Southwestern Energy Company 401(k) Savings Plan, or the 401(k) Plan
●a defined benefit plan, or the Pension Plan
●a supplemental retirement plan, or the SERP
●a non-qualified deferred compensation plan, or the Non-Qualified Retirement Plan

401(k)
The 401(k) Plan, which is available to all employees, including our NEOs, allows a participant to elect to contribute a percentage of his or her eligible compensation, generally salary and wages, to an investment trust. Employee contributions are matched by us 100% for the first 3% of the employee’s eligible compensation and 50% for the next 3% and such matching contributions immediately vest. The 401(k) Plan provides a number of different investment options, including our common stock, for which a participant has sole discretion in determining the allocation of their and our contributions among the investment options.

Perquisites, Allowances and Other Benefits
The type and the value of perquisites for our NEOs are reviewed and approved by the Compensation Committee as part of its compensation decision-making. In 2016, the primary perquisites for our NEOs are the payment of a $7,380 annual car allowance, estate and financial planning expenses for each NEO up to $18,500 per year, the annual premium for an executive medical plan that covers all out-of-pocket expenses and an annual complete personal physical exam. We reimburse our NEOs for expenses incurred with respect to estate and financial planning because we believe the utilization of experts will reduce the amount of time our executives will have to devote to those matters while also maximizing the net value of the compensation we provide.

We permit our NEOs and members of executive leadership to use our corporate aircraft for business-associated personal use on limited occasions. This use typically consists of permitting family members to accompany the executive when traveling for business and is limited to situations where the presence of the family member will not conflict with the business purpose of the travel. Also, we may permit personal use of the aircraft in very limited situations where, absent such use, the executive’s work obligations create a significant and inappropriate imposition on personal plans or obligations. The cost to us of this benefit, if used by a NEO, is reflected in “All Other Compensation” in the Summary Compensation Table.

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Compensation Discussion and Analysis

Stock Ownership Guidelines
To support the commitment to significant stock ownership by NEOs, the Company’s common stock ownership guidelines are as follows:

●	CEO – six times base salary
●	Executive vice presidents – three times base salary
●	Senior vice presidents – two times base salary

The guidelines must be satisfied within three years after the date of hire, change in job title, or increase in salary, and during such period, an executive officer must hold at least one-half of the shares of the Company’s common stock received through equity-based awards (net of taxes) from the Company until the officer meets his or her ownership requirement.

As of December 31, 2016, all our NEOs still employed with the Company held stock in excess of the levels required in the guidelines. Our NEOs have historically maintained share ownership levels well above our guidelines.

For additional detail on the stock owned by our named executive officers, please refer to the Share Ownership of Officers, Directors and Nominees table on page 39.

Anti-Hedging and Anti-Pledging Policies
All directors and employees, including the NEOs, their spouses and members of their households, are prohibited from hedging the economic risk of ownership of our stock. Specifically, the prohibitions relate to short selling and buying or selling puts, calls or options and engaging in transactions involving our securities when in possession of material, non-public information or during certain designated “black-out” periods.

All directors and officers with the title of vice president or above, along with their spouses and members of their households, are prohibited from pledging shares of our common stock. We are aware of no existing pledging arrangements by any of our officers or directors.

Policy for Recovery of Compensation (Clawback Policy)
The Company requires NEOs and senior vice presidents or above to reimburse any incentive awards if it is determined such awards were based on financial results that became subject of a material restatement (other than due to changes in accounting policy) or were payable due to fraud, negligence, or intentional misconduct by such officer. In addition, bonuses, incentives or performance-based pay are subject to reimbursement, and the Board may cancel restricted stock awards and outstanding stock options and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards.

Tax Deductibility of Compensation
Section 162(m) of the Code imposes a $1 million limit on the amount that a public company may deduct from compensation paid to the company’s CEO or any other named executive officer other than the Chief Financial Officer. This limitation does not apply to compensation that meets the performance-based requirement (including, among other requirements, that the compensation be paid only if the performance meets pre-established objective goals based on performance criteria approved by shareholders). Our executive compensation program strongly emphasizes performance-based compensation, thus minimizing the consequences of this limitation.

However, the Committee retains full discretion to award compensation packages that will best attract, retain, and reward executive officers. Historically, we have, and may in the future continue to, award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives.

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Compensation Discussion and Analysis

2017 Executive Compensation Updates

Historically, our Compensation Committee and Board met in December to review and approve any changes in base salaries and to grant long-term incentive awards for executive officers for the upcoming year. For the reasons described above in “Long-Term Equity Elements and Awards—Shift in Timing of Grant of Long-Term Equity Awards,” the Compensation Committee determined to align all compensation decisions in February, beginning in 2017.

The following is a brief summary of the compensation matters approved in February 2017:

●Base Salaries. Following the freeze in base salaries for 2015, adopted annual salary increases for executive leadership on average of approximately 2.5%, consistent with the average increases for the salaries of the remaining employees of the Company
●Annual Bonus Awards.
○Adopted substantially similar performance metrics for the 2017 annual cash incentive awards (though with different minimum threshold and maximum levels), continuing the focus on balance sheet fundamentals, improving cash margin, production, and health, safety and environmental performance, with minor adjustments to the weightings of the metrics
○Reduced target levels by an average of approximately 14% for NEOs, compared to 2016 target levels, in an effort to increase the relative proportion of long-term incentives in our executives’ compensation
○To match more closely the bonus structure of many of the Company’s peers, increased the maximum payout to 200% from 150%, with correspondingly more challenging stretch goals compared to 2016
●Long-Term Incentive Awards.
○Continued to shift a greater percentage of total target compensation to equity-based awards in 2017, away from cash compensation
○For the 2017-2019 LTI awards (granted in February 2017):
–Continued same mix of awards: 25% options, 25% restricted stock and 50% performance units
–For the performance units, approved relative TSR as the single metric, with a cap in the event of a negative total shareholder return over the 2017-2019 performance period (the TSR metric would not payout in excess of target); same metric and structure as the 2016-2018 performance units

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Executive Compensation

Summary Compensation Table

The following Summary Compensation Table shows information about the compensation received by our CEO, retired CEO, CFO and each of our three other most highly compensated executive officers for services rendered in all capacities during the 2016, 2015 and 2014 fiscal years.

Summary Compensation Table – 2016
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
William J. Way President and Chief Executive Officer	2016	796,635	404,967	1,601,176	500,002	1,095,033	57,868	61,386	4,517,065
	2015	675,000	172,724	2,026,852	629,429	632,476	49,126	59,922	4,245,529
	2014	650,000	557,165	2,616,646	1,104,150	1,806,202	43,515	55,175	6,832,853
R. Craig Owen Senior Vice President and Chief Financial Officer	2016	460,000	214,868	–	–	561,382	37,876	43,979	1,318,105
	2015	460,000	365,264	1,524,032	645,659	389,012	36,686	52,349	3,473,002
	2014	435,000	211,248	1,606,358	478,951	543,907	32,247	44,561	3,352,272
Mark K. Boling Executive Vice President and President V+ Development Solutions	2016	520,000	140,010	–	–	659,990	56,308	44,083	1,420,391
	2015	520,000	134,909	1,274,049	395,657	445,767	54,214	46,060	2,870,656
	2014	500,000	204,750	1,646,769	815,427	999,111	48,923	65,871	4,280,851
John C. Ale (1) Senior Vice President, General Counsel and Secretary	2016	445,000	182,824	–	–	543,076	29,982	44,794	1,245,676

John E. Bergeron, Jr. (1) Senior Vice President, E&P Operations	2016	389,269	128,285	–	–	381,215	34,102	35,872	968,743

Steven L. Mueller (2) Retired Chief Executive Officer and Chairman	2016	419,401	341,635	–	–	–	52,932	324,080	1,138,049
	2015	935,000	–	3,474,625	1,079,021	989,312	78,535	90,893	6,647,385
	2014	900,000	1,284,480	4,485,679	1,336,474	3,273,682	70,150	103,416	11,453,881

(1)	Neither Mr. Ale nor Mr. Bergeron was a “named executive officer” of the Company in 2014 and 2015.
(2)	As of January 6, 2016, Mr. Mueller resigned from his position of CEO, and the Board of Directors promoted Mr. Way to CEO. Mr. Way’s annual salary for 2016 was increased to $800,000. Mr. Mueller continued as a non-executive employee and Chairman of the Board through the 2016 Annual Meeting.
(3)	The amounts stated in this column constitute the discretionary portion of the annual incentive cash awards made to each Named Executive Officer under the annual incentive bonus program based on the Compensation Committee’s evaluation of each NEO’s performance. The portion of each bonus based upon non-discretionary performance criteria is included under the column heading “Non-Equity Incentive Plan Compensation.” Additional details about the annual incentive awards are provided under the heading “Compensation Discussion and Analysis — 2016 Named Executive Officer Compensation-Annual Cash Incentive.”
(4)	No long-term incentive awards were granted to any Named Executive Officer in 2016 pursuant to the amended 2013 Plan, other than the restricted stock, options and performance units awarded to Mr. Way upon his promotion to CEO in January 2016. In the CD&A, under the discussion of Long-Term Equity Awards, see “Shift in Timing of Grant of Long-Term Equity Awards” on page 52 for a further discussion of the timing of the long-term incentive awards.

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Executive Compensation

The dollar value stated for the restricted stock and performance units in column (e) and options in column (f) reflects the number of shares/units granted in 2016 multiplied by the grant date fair market value, computed in accordance with FASB ASC Topic 718. The assumptions and data utilized in the calculation of these amounts for 2016 awards are set forth below:

Restricted Stock: The grant date fair value for the restricted stock granted on January 6, 2016 represents the closing price of the Company’s stock on the NYSE of $8.60 per share.
Options: The grant date fair value of each option is estimated using the Black-Scholes option pricing model. The assumptions listed below were used to calculate the total grant date fair value listed in column (f):

Grant Date	Risk Free Rate	Dividend Yield	Expected Life	Volatility	Black-Scholes Value
January 6, 2016	1.44%	–	4.94	40.97%	$3.22

Performance Units: The performance units include a market condition based on Relative Total Shareholder Return (TSR). The fair value of the TSR market condition of the performance units is based on a Monte Carlo model and is amortized to compensation expense on a straight-line basis over the vesting period of the award. Calculated using the valuation detailed above and the closing price of the Company’s common stock at the grant date, the grant date fair value per performance unit was determined to be $9.47. The grant date fair value for the performance units in column (e) reflects the value assuming target level performance (or 100%). The table below provides the estimated value of the 2016 – 2018 performance units at the threshold, target and maximum levels based on the FASB ASC Topic 718 value of $9.47 per unit:

Name	Value at Threshold (50%)	Value at Target (100%) (Reported in Column (e) Above)	Value at Maximum (200%)
William J. Way	$550,586	$1,101,172	$2,202,343

Additional information regarding restricted stock, performance units and option awards made for 2016 can be found below in the table entitled “Grants of Plan-Based Awards.”

(5)	The amounts stated in this column represent the portion of the annual incentive bonus based upon performance measures as discussed above.
(6)	The amounts stated in this column represent the aggregate increase in actuarial value for each NEO for the period from December 31, 2015 through December 31, 2016 under both the Pension Plan and the SERP. As discussed in the “Pension Benefits” table below, executives do not earn or accrue above-market or preferential earnings on their accounts under the Non-Qualified Retirement Plan. The Pension Plan, the SERP and the Non-Qualified Retirement Plan are described in more detail below.
(7)	The amounts stated in this column include Company matching funds for the 401(k) and Non-Qualified Retirement Plans, life insurance premiums, car allowance, financial and estate planning reimbursements, premiums paid for supplemental medical insurance and annual physicals, personal use of corporate aircraft, and retirement compensation paid to Mr. Mueller.

All Other Compensation – 2016

Name	401(k) and Nonqualified Matching ($)	Life Insurance ($)	Car Allowance ($)	Financial and Estate Planning ($)	Supplemental Medical Insurance and Annual Physical ($)	Personal and Spousal Travel ($)	Retirement Compensation ($)	Total ($)
William J. Way	35,849	2,970	7,380	1,435	11,244	2,508	–	61,386
R. Craig Owen	11,925	1,822	7,380	10,000	12,852	–	–	43,979
Mark K. Boling	23,400	2,059	7,380	–	11,244	–	–	44,083
John C. Ale	20,025	1,762	7,380	8,103	7,524	–	–	44,794
John E. Bergeron, Jr.	17,517	1,584	7,380	–	9,391	–	–	35,872
Steven L. Mueller	18,873	2,970	2,895	–	7,524	4,126	287,692	324,080

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Executive Compensation

Grants of Plan-Based Awards

This table reflects our annual cash incentive awards for 2017 and long-term incentive awards issued in 2016.

Grants of Plan-Based Awards – 2016
(a)	(b)		(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date (1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)	Units (#)	Threshold (#)	Target (#)	Maximum (#)
William J. Way	1/26/2016	(4)	–	–	–	–	58,140	116,280	232,560	–	–	–	1,101,172
	1/26/2016	(5)	–	–	–	–	–	–	–	58,140	–	–	500,004
	1/26/2016	(6)	–	–	–	–	–	–	–	–	155,280	8.60	500,002
	–	(7)	550,000	1,100,000	2,200,000	–	–	–	–	–	–	–	–
R. Craig Owen	–	(7)	242,500	485,000	970,000	–	–	–	–	–	–	–	–
Mark K. Boling	–	(7)	174,250	348,500	697,000	–	–	–	–	–	–	–	–
John C. Ale	–	(7)	182,440	364,880	729,760	–	–	–	–	–	–	–	–
John E. Bergeron, Jr.	–	(7)	174,250	348,500	697,000	–	–	–	–	–	–	–	–
Steven L. Mueller	–		–	–	–	–	–	–	–	–	–	–	–

(1)	In March 2016, the Company decided to make LTI grants in February rather than December to allow the Compensation Committee additional time each year to gather information and to determine grants at the same time as annual salary and bonuses are determined. This resulted in no LTI grants during 2016, other than to Mr. Way in connection with his promotion to CEO that was split among restricted stock, options and performance units.
(2)	All stock options granted in 2016 have an exercise price equal to the closing sale price of the Company’s common stock on the date of grant, as reported on the NYSE.
(3)	The dollar amounts stated for the restricted stock, options, and performance units reflect the grant date fair value of the award as computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are described under Footnote 4 of the “Summary Compensation Table.”
(4)	The performance units were issued under the amended 2013 Plan. Each performance unit has a threshold (50%), target (100%), and maximum (200%) payout amount based on the attainment of certain performance objectives. The performance units awarded in 2016 will vest ratably over a period of three years from the date of grant, and payout occurs in stock at the end of the three-year period.
(5)	The amount reflects the number of shares of restricted stock granted to Mr. Way under the amended 2013 Plan. The shares of restricted stock vest ratably over a period of four years from the date of grant, or immediately upon death, disability, normal retirement or a “change in control.”
(6)	The stock options were granted under the amended 2013 Plan. All options vest and become exercisable ratably over three years beginning one year from the date of grant or immediately upon death, disability, normal retirement or a “change in control.” Options expire seven years from the date of grant, but may expire earlier upon termination of employment.
(7)	Pursuant to the annual incentive bonus program, the Compensation Committee determined the annual target bonus level for each NEO for the 2017 fiscal year on February 21, 2017. The incentive bonus awards are paid annually based on the attainment of corporate organization performance measures and the individual performance of the NEO, and are calculated as a percentage amount of each NEO’s annual salary. Amounts shown in columns (c), (d) and (e) include both the corporate organization performance component and the individual performance component of the NEO’s annual incentive award. The incentive bonus awards are discussed in further detail under the heading “Compensation Discussion and Analysis — 2016 Named Executive Officer Compensation – Annual Cash Incentive.”

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Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The table reflects stock option, restricted stock and performance unit awards granted to our NEOs under our 2004 and 2013 incentive plans that were outstanding as of December 31, 2016.

Outstanding Equity Awards at 2016 Year-End
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
William J. Way	95,983	–		–	33.33	10/3/2018	–		–	–		–
	42,290	–		–	36.87	12/8/2018	–		–	–		–
	51,550	–		–	34.50	12/6/2019	–		–	–		–
	56,700	–		–	38.97	12/5/2020	5,205	(3)	56,318	–		–
	14,330	7,165	(4)	–	46.55	5/6/2021	–		–	–		–
	54,334	27,167	(5)	–	30.59	12/4/2021	12,950	(6)	140,119	25,900	(7)	280,238
	79,473	158,947	(8)	–	7.74	12/4/2022	60,990	(9)	659,912	325,280	(10)	3,519,530
	–	155,280	(11)	–	8.60	1/26/2023	58,140	(12)	629,075	232,560	(13)	2,516,299
R. Craig Owen	2,600	–		–	36.22	12/9/2017	–		–	–		–
	5,090	–		–	36.87	12/8/2018	–		–	–		–
	32,450	–		–	34.50	12/6/2019	–		–	–		–
	36,580	–		–	38.97	12/5/2020	3,358	(3)	36,334	–		–
	33,400	16,700	(5)	–	30.59	12/4/2021	7,950	(6)	86,019	15,900	(7)	172,038
	20,153	10,077	(14)	–	26.35	2/26/2022	7,116	(15)	76,995	–		–
	12,456	99,914	(8)	–	7.74	12/4/2022	38,340	(9)	414,839	204,460	(10)	2,212,257
Mark K. Boling	19,080	–		–	36.22	12/9/2017	–		–	–		–
	19,880	–		–	36.87	12/8/2018	–		–	–		–
	35,320	–		–	34.50	12/6/2019	–		–	–		–
	38,410	–		–	38.97	12/5/2020	3,525	(3)	38,141	–		–
	14,330	7,165	(4)	–	46.55	5/6/2021	–		–	–		–
	34,200	17,100	(5)	–	30.59	12/4/2021	8,150	(6)	88,183	16,300	(7)	176,366
	49,956	99,914	(8)	–	7.74	12/4/2022	38,340	(9)	414,839	204,460	(10)	2,212,257
John C. Ale	23,780	–		–	38.97	12/5/2020	2,183	(3)	23,620	–		–
	21,733	10,867	(5)	–	30.59	12/4/2021	5,200	(6)	56,264	10,350	(7)	111,987
	20,153	10,077	(14)	–	26.35	2/26/2022	7,116	(15)	76,995	–		–
	31,790	63,580	(8)	–	7.74	12/4/2022	24,398	(9)	263,986	130,120	(10)	1,407,898
John E. Bergeron, Jr.	6,510	–		–	36.22	12/9/2017	–		–	–		–
	6,780	–		–	36.87	12/8/2018	–		–	–		–
	7,640	–		–	34.50	12/6/2019	–		–	–		–
	14,640	–		–	38.97	12/5/2020	1,345	(3)	14,553	–		–
	13,200	6,600	(5)	–	30.59	12/4/2021	3,150	(6)	34,083	6,300	(7)	68,166
	19,303	38,607	(8)	–	7.74	12/4/2022	14,813	(9)	160,277	79,000	(10)	854,780

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(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Steven L. Mueller (16)	74,590	–	–	36.22	12/9/2017	–	–	–		–
	78,890	–	–	36.87	12/8/2018	–	–	–		–
	89,020	–	–	34.50	12/6/2019	–	–	–		–
	91,900	–	–	38.97	12/5/2020	–	–			–
	139,800	–	–	30.59	12/4/2021	–	–	44,400	(7)	480,408
	408,720	–	–	7.74	12/4/2022	–	–	557,620	(10)	6,033,448

(1)	The market value of the unvested shares of restricted stock was calculated using the NYSE closing stock price on December 31, 2016 of $10.82 per share.
(2)	The number of performance units granted in 2014 that would have been earned based on actual results for the period commencing on the first day of the applicable performance period and ending on December 31, 2016 (rather than the end of the actual performance period) was below the threshold level of performance. Consequently, amounts shown are based on achievement at threshold performance under the performance unit awards. The number of performance units granted in 2015 and 2016 that would have been earned based on actual results for the period commencing on the first day of the applicable performance period and ending on December 31, 2016 (rather than the end of the actual performance period) was above the target level of performance, but below the maximum level of performance. Consequently, amounts shown are based on achievement of maximum performance under the performance unit awards. The market value of such performance units shown in column (i) was calculated using the NYSE closing stock price on December 31, 2016 of $10.82 per share.
(3)	Restricted stock granted on December 5, 2013 under the amended 2013 Plan vests at the rate of 25% per year, with a remaining vesting date of December 5, 2017, or immediately upon death, disability, normal retirement or a “change in control.”
(4)	Stock Options granted May 6, 2014 under the amended 2013 Plan vest and become exercisable at the rate of 33 1/3% per year, with a remaining vesting date of May 6, 2017, or immediately upon death, disability, normal retirement or a “change in control.”
(5)	Stock options granted on December 4, 2014 under the amended 2013 Plan vest and become exercisable at the rate of 33 1/3% per year, with a remaining vesting date of December 4, 2017, or immediately upon death, disability, normal retirement or a “change in control.”
(6)	Restricted stock granted on December 4, 2014 under the amended 2013 Plan vests at the rate of 25% per year, with remaining vesting dates of December 4, 2017, and December 4, 2018, or immediately upon death, disability, normal retirement or a “change in control.”
(7)	Performance units granted on December 4, 2014 under the amended 2013 Plan time-vest at the rate of 33 1/3% per year, with a remaining time-vesting date of December 4, 2017, and total payout determined at the end of the three-year performance period.
(8)	Stock options granted on December 4, 2015 under the amended 2013 Plan vest and become exercisable at the rate of 33 1/3% per year, with remaining vesting dates of December 4, 2017, and December 4, 2018, or immediately upon death, disability, normal retirement or a “change in control.”
(9)	Restricted stock granted on December 4, 2015 under the amended 2013 Plan vests at the rate of 25% per year, with remaining vesting dates of December 4, 2017, December 4, 2018, and December 4, 2019, or immediately upon death, disability, normal retirement or a “change in control.”
(10)	Performance units granted on December 4, 2015 under the amended 2013 Plan time-vest at the rate of 33 1/3% per year, with remaining time-vesting dates of December 4, 2017 and December 4, 2018, and total payout determined at the end of the three-year performance period.
(11)	Stock options granted on January 26, 2016 under the amended 2013 Plan vest and become exercisable at the rate of 33 1/3% per year, with remaining vesting dates of January 26, 2017, January 26, 2018 and January 26, 2019, or immediately upon death, disability, normal retirement or a “change in control.”
(12)	Restricted stock granted on January 26, 2016 under the amended 2013 Plan vests at the rate of 25% per year, with remaining vesting dates of January 26, 2017, January 26, 2018, January 26, 2019, and January 26, 2020, or immediately upon death, disability, normal retirement or a “change in control.”
(13)	Performance units granted on January 26, 2016 under the amended 2013 Plan time-vest at the rate of 33 1/3% per year, with remaining time-vesting dates of January 26, 2017, January 26, 2018, and January 26, 2019, and total payout determined at the end of the three-year performance period.
(14)	Stock options granted on February 26, 2015 under the amended 2013 Plan vest and become exercisable at the rate of 33 1/3% per year, with remaining vesting dates of February 26, 2017 and February 26, 2018, or immediately upon death, disability, normal retirement or a “change in control.”
(15)	Restricted stock granted on February 26, 2015 under the amended 2013 Plan vests at the rate of 25% per year, with remaining vesting dates of February 26, 2017, February 26, 2018, and February 26, 2019, or immediately upon death, disability, normal retirement or a “change in control.”
(16)	Pursuant to the Retirement Agreement and Amendment to Award Agreements, upon Mr. Mueller’s retirement on May 17, 2016, all unvested shares of restricted stock and options were accelerated and fully vested as of the retirement date. The 2014 and 2015 performance units will remain outstanding and continue to vest under the original terms of the awards.

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Option Exercises and Stock Vested

The table below contains information for the fiscal year ended December 31, 2016 concerning options exercised and the vesting of previously granted shares of restricted stock for the NEOs. The value of the restricted stock upon vesting is based on the closing price of our stock on the date of vesting.

Option Exercises and Stock Vested – 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
William J. Way	–	–	54,189	626,107
R. Craig Owen	37,500	$167,993	10,209	110,461
Mark K. Boling	–	–	35,451	409,490
John C. Ale	–	–	21,921	238,988
John E. Bergeron, Jr.	–	–	12,886	148,325
Steven L. Mueller (3)	–	–	205,166	2,508,703

(1)	Reflects the difference between the market value of the shares at the exercise date and the option exercise price multiplied by the number of shares acquired on exercise.
(2)	Reflects the aggregate dollar value realized upon vesting of restricted stock and performance units based upon the closing price of the stock on the vesting date. In the event that the vesting date occurred on a weekend day or holiday, the value realized was determined by the closing price of the stock on the prior business day closing.
(3)	Pursuant to the Retirement Agreement and Amendment to Award Agreements, upon Mr. Mueller’s retirement on May 17, 2016, all unvested shares of restricted stock and options were accelerated and fully vested as of the retirement date.

Pension Benefits

All employees, including NEOs, are generally eligible to participate on the same basis in the Pension Plan. The purpose of the Pension Plan is to provide participants with benefits when they separate from employment through termination, retirement, death or disability. The Code limits both the amount of compensation that may be used for purposes of calculating a participant’s benefit under our Pension Plan and the maximum annual benefit payable to a participant under the Pension Plan. For the 2016 plan year, (i) a participant’s compensation in excess of $265,000 is disregarded for purposes of determining average compensation and (ii) the maximum annual Pension Plan benefit permitted under the Code was $210,000. Until December 31, 1997, our Pension Plan had benefits payable based upon average final compensation and years of service. Effective January 1, 1998, we amended our Pension Plan to become a “cash balance” plan on a prospective basis. A cash balance plan provides benefits based upon a fixed percentage of an employee’s annual compensation. Eligible officers and employees who were participants in the Pension Plan as of January 1, 1998 are entitled to annual benefits payable upon retirement based upon years of service through December 31, 1997 and average compensation during the five years of highest pay in the last ten years of service before termination.

Under the cash balance provisions of our Pension Plan, each participant has, for recordkeeping purposes only, a hypothetical account to which credits are allocated annually based upon a percentage of the participant’s base salary. The applicable percentage is equal to 6% plus an additional percentage for participants in the Pension Plan as of January 1, 1998. The additional percentage is based upon a participant’s age and is designed to approximate any lost benefits due to the change to a cash balance plan. All employee balances in the cash balance account also earn a fixed rate of interest that is credited annually. The interest rate for a particular year is the annual rate of interest of the 30-year U.S. Treasury securities for November of the prior year with a minimum of 6%. Interest is credited as long as the participant maintains a balance in the Pension Plan.

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Executive Compensation

The Southwestern Energy Company Supplemental Retirement Plan (the “SERP”) allows certain highly-compensated employees to continue to earn pension benefits for retirement once they reach the limits imposed by the Internal Revenue Service. Executives do not earn or accrue above-market or preferential earnings on their SERP accounts. The SERP provides benefits equal to the amount that would be payable under the Pension Plan in the absence of certain limitations of the Code, less the amount actually paid under the Pension Plan. In the event of a “change in control” as discussed below under “Severance and Other Change in Control Benefits,” the benefits of a NEO under the SERP would be determined as if the participant had credit for three additional years of service. The credit of three additional years of service is designed to ensure that the pension benefits in the event of a change in control are consistent with the other change-in-control arrangements between us and the NEOs.

Employees are required to complete at least 1,000 hours of service per year and are vested in the Pension Plan and SERP after three years. At retirement or termination of employment, the present value accumulated benefit credited to a participant is payable to the participant in the form of a lump sum or in lifetime monthly payments.

Pension Benefits - 2016
(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
William J. Way (2)	Southwestern Energy Company Pension Plan	5	87,442	–
	Southwestern Energy Company Supplemental Retirement Plan	5	129,218	–
R. Craig Owen	Southwestern Energy Company Pension Plan	8	150,069	–
	Southwestern Energy Company Supplemental Retirement Plan	8	51,942	–
Mark K. Boling (3)	Southwestern Energy Company Pension Plan	15	319,906	–
	Southwestern Energy Company Supplemental Retirement Plan	15	141,023	–
John C. Ale	Southwestern Energy Company Pension Plan	3	50,282	–
	Southwestern Energy Company Supplemental Retirement Plan	3	31,870
John E. Bergeron, Jr. (4)	Southwestern Energy Company Pension Plan	9	172,064	–
	Southwestern Energy Company Supplemental Retirement Plan	9	29,464	–
Steven L. Mueller (5)	Southwestern Energy Company Pension Plan	8	168,559	287,958
	Southwestern Energy Company Supplemental Retirement Plan	8	282,258	–

(1)	The change in the actuarial present value of the NEOs accumulated benefit from the prior year is included in Column “h” of the “Summary Compensation Table” and calculated using a discount rate of 4.20% and the Society of Actuaries RP-2016 Mortality Tables Report for healthy males and females projected generationally using scale MP-2016.
(2)	Mr. Way is eligible for early retirement. Early retirement benefits from the Pension Plan and the Supplemental Retirement Plan payable as a single sum are $87,442 and $129,218, respectively.
(3)	Mr. Boling is eligible for early retirement. Early retirement benefits from the Pension Plan and the Supplemental Retirement Plan payable as a single sum are $319,906 and $141,023, respectively.
(4)	Mr. Bergeron is eligible for early retirement. Early retirement benefits from the Pension Plan and the Supplemental Retirement Plan payable as a single sum are $172,064 and $29,464, respectively.
(5)	Mr. Mueller retired from service on May 17, 2016. The present value of the accumulated benefits is based on the participant’s actual benefit election at retirement including a Joint and 100% Survivor annuity of $814 per month from the Qualified Plan. The $287,958 in payments during the last fiscal year are comprised of $5,700 from the Qualified Plan and $282,258 from the Supplemental Plan.

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Non-Qualified Deferred Compensation

Our NEOs and other highly compensated employees are also eligible to participate in the Non-Qualified Retirement Plan, which allows any participant to defer income and receive a match on the same basis as the 401(k) Plan, subject to the same total cap as for all employees. In addition, participants can defer all or a portion of their annual incentive payments until termination of employment under the Non-Qualified Retirement Plan. Salary amounts that are deferred under the Non-Qualified Retirement Plan are not included under the Pension Plan or the SERP but a credit is given to the participant under the Non-Qualified Retirement Plan to address the loss in pension benefits. The Non-Qualified Retirement Plan is not funded and participants are our general creditors. All amounts deferred in the Non-Qualified Retirement Plan increase or decrease based on the investment results of the executive’s requested investment alternatives and executives do not earn or accrue above-market or preferential earnings on their accounts. Plan distributions after employment ends are paid out of our funds rather than from a dedicated investment portfolio.

The table below sets forth information regarding the contributions, earnings and withdrawals/distributions during 2016 and the balance at year-end 2016 under the Non-Qualified Retirement Plan for each of the NEOs.

Non-Qualified Deferred Compensation – 2016

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (2)
William J. Way	31,865	23,924	15,790		261,240
R. Craig Owen	–	–	15,923		213,118
Mark K. Boling	26,000	11,475	86,527		1,431,667
John C. Ale	13,350	8,100	357		64,298
John E. Bergeron, Jr.	7,785	5,592	55,822		660,571
Steven L. Mueller	16,776	6,948	76,418		734,184

(1)	Amount included in Column “i” of the “Summary Compensation Table.”
(2)	Represents the Non-Qualified Retirement Plan account balances at the end of 2016 for each of our NEOs. The total amounts previously reported as compensation for each NEO in the “Summary Compensation Table” in previous years are as follows:

Name	Aggregate Amounts Previously Reported
William J. Way	167,894
R. Craig Owen	119,706
Mark K. Boling	353,538
Steven L. Mueller	418,285

Severance and Other Change in Control Benefits

We do not have employment agreements with any of the named executive officers, but we have entered into a severance agreement with each officer that provides certain additional compensation if, within three years after a “change in control,” his employment is involuntarily terminated other than for cause or if the executive voluntarily terminates employment for “good reason,” as defined in the respective severance agreement.

The change-in-control severance payment for Messrs. Boling and Way is equal to the product of 2.99 and the sum of base salary as of the executive’s termination date plus the maximum bonus opportunity available to the executive under the annual incentive bonus program. The severance payment for Mr. Owen, Mr. Ale and Mr. Bergeron is equal to the product of 2.0 and the sum of base salary as of the executive’s termination date plus the maximum bonus opportunity available to the

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Executive Compensation

executive under the annual incentive bonus program. For our NEOs who were employed with us prior to 2010, we agreed to make additional payments for any excise taxes imposed as a result of the change in control benefits. In addition, each executive will be entitled to continued participation in certain health and welfare benefits from the date of the termination of employment until the earliest of (a) the expiration of three years, (b) death or (c) the date he or she is afforded a comparable benefit at comparable cost by a subsequent employer. Also, each executive will be credited with three additional years of service for pension benefit purposes upon a “change in control” and will continue to have coverage under our Directors’ and Officers’ insurance policies for a period of up to four years.

Our long-term incentive plans and stock option agreements provide that all outstanding stock options and all rights become exercisable immediately upon a “change in control.” The plans also provide that all performance units and shares of restricted stock that have not previously vested or been cancelled or forfeited shall vest immediately upon a “change in control.” Our annual incentive bonus program provides that upon a participant’s termination of employment under certain conditions on or after a “change in control” all determined but unpaid incentive awards shall be paid immediately and any undetermined awards shall be determined and paid based on projected performance factors calculated in accordance with the plan.

The table below sets forth the estimated current value of payments and benefits to each of our NEOs upon a change in control, involuntary or voluntary termination, involuntary termination following a change in control (“Change in Control Termination”), retirement, death and disability of our NEOs, assuming that the triggering events occurred on December 31, 2016. For all our NEOs, the amounts shown do not include: (i) benefits earned during the term of our NEO’s employment that are available to all salaried employees, such as accrued vacation, and (ii) benefits previously accrued under the SERP (without enhanced benefits due to termination), Nonqualified Retirement Plan and 401(k) Plan. For information on the accrued amounts payable under the SERP and under the Nonqualified Retirement Plan, see above under “Pension Benefits” and “Nonqualified Deferred Compensation” The actual amounts of payments and benefits that would be provided can only be determined at the time of a change in control and/or the NEO’s separation from Southwestern Energy Company.

Name and Trigger	Severance or Multiple of Salary and Annual Incentive Bonus ($) (1)	Current Year Annual Incentive Bonus ($)	Valuation of Equity and Performance Awards Vesting Acceleration Assuming Cash-Out ($) (2)	Enhancement Value of Pension Benefits ($) (3)	Value of Health and Welfare Benefits Equivalent Payment ($)	280G Tax Gross-Up ($) (4)		Total Value ($)
William J. Way
Change in Control	–	1,095,033	5,898,096	144,000	–	–		7,137,129
Change in Control Termination	$7,920,880	–	5,898,096	144,000	89,523	–	(5)	14,052,494
Involuntary Termination	–	1,095,033	960,239	–	–	–		2,055,272
Normal Retirement, Death or Disability	–	1,095,033	5,898,096	–	–	–		6,993,129
R. Craig Owen
Change in Control	–	561,382	1,880,295	82,800	–	–		2,524,477
Change in Control Termination	2,990,000	–	1,880,295	82,800	86,769	1,934,724		6,974,588
Involuntary Termination	–	561,382	598,094	–	–	–		1,159,476
Normal Retirement, Death or Disability	–	561,382	1,880,295	–	–	–		2,441,677

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Executive Compensation

Name and Trigger	Severance or Multiple of Salary and Annual Incentive Bonus ($) (1)	Current Year Annual Incentive Bonus ($)	Valuation of Equity and Performance Awards Vesting Acceleration Assuming Cash-Out ($) (2)	Enhancement Value of Pension Benefits ($) (3)	Value of Health and Welfare Benefits Equivalent Payment ($)	280G Tax Gross-Up ($) (4)		Total Value ($)
Mark K. Boling
Change in Control	–	659,990	1,892,922	93,600	–	–		2,646,512
Change in Control Termination	4,891,874	–	1,892,922	93,600	87,480	2,356,325		9,322,201
Involuntary Termination	–	659,990	603,864	–	–	–		1,263,854
Normal Retirement, Death or Disability	–	659,990	1,892,922	–	–	–		2,552,912
John C. Ale
Change in Control	–	543,076	1,544,614	80,100	–	–		2,167,791
Change in Control Termination	2,892,500	–	1,544,614	80,100	63,666	–	(5)	4,580,875
Involuntary Termination	–	543,076	383,966	–	–	–		927,042
Normal Retirement, Death or Disability	–	543,076	1,544,614	–	–	–		2,087,690
John E. Bergeron, Jr.
Change in Control	–	381,215	891,544	72,000	–	–		1,344,759
Change in Control Termination	2,240,000	–	891,544	72,000	76,800	1,107,791		4,388,135
Involuntary Termination	–	381,215	233,351	–	–	–		614,566
Normal Retirement, Death or Disability	–	381,215	891,544	–	–	–		1,272,759
Steven L. Mueller (6)
Normal Retirement	287,692	341,635	5,044,519	–	–	–		5,673,846

(1)	Upon termination following a change in control, each participant would be paid an annualized bonus based on target-level performance for any performance period that includes the date of the change in control and severance equal to 2.99 times for Messrs. Way and Boling, and 2.0 times for Messrs. Owen, Ale and Bergeron, the sum of the executive’s annual base salary and maximum bonus opportunity.
(2)	In the event of a change in control regardless of termination, the unvested portion of previously granted performance units will be accelerated and paid. In the event of involuntary termination, death, disability or retirement, the unvested performance units will be paid on a vested or pro rata basis pursuant to the overall level of achievement under the original terms and conditions of the grants at the time that payment is due and required to be made under the Plan. The value of the performance units for all scenarios in this column are calculated by assuming the target number of units awarded.

In the event of a change in control, change in control termination, normal retirement at age 65, death or disability all unvested outstanding stock options and shares of restricted stock will become fully vested.

Stock options. The values represent the excess of the value of the underlying shares of Company common stock on December 31, 2016, or $10.82 per share, over the exercise price for those option shares, using the $10.82 per share Company closing price on December 31, 2016.
Restricted Stock. The values represent the value of the restricted stock for which vesting would have been accelerated, based on a $10.82 per share Company closing price on December 31, 2016.

(3)	Amounts show the enhancements, if any, provided for in the SERP for each NEO in connection with the various termination scenarios above the present value of SERP benefit upon retirement.
(4)	The tax gross-up amount is an estimate of what would be reimbursed to the NEO (with the exception of Mr. Way and Mr. Ale) for the so-called “parachute payment” tax of Section 280G of the Code. The provisions of Section 280G of the Internal Revenue Code are complex and the resulting tax is heavily fact-dependent. Proper tax planning may be available to reduce or eliminate the amounts owed in the event of a “change in control.”
(5)	Mr. Way’s and Mr. Ale’s respective Severance Agreements do not provide for the payment of a tax gross-up.
(6)	Mr. Mueller retired from the Company May 17, 2016.

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Proposal No. 3 Non-Binding Advisory Vote on the Frequency of Future Say-on-Pay Votes

As described in Proposal No. 2 above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal No. 2 above is referred to as a Say-on-Pay vote and has been sought annually from our stockholders beginning with our 2011 Annual Meeting.

As required by Section 14A of the Exchange Act of 1934, as amended, we are required to seek our shareholders’ vote on the frequency of Say-on-Pay votes no less than once every six years. At our 2011 Annual Meeting, the most recent vote on frequency, our stockholders voted to hold annual Say-on-Pay votes.

We are providing stockholders with the following options to select the frequency of our future Say-on-Pay votes: every one year, every two years or every three years, or abstaining. The Board believes that Say-on-Pay votes should be conducted every year to allow stockholders to annually express their views on the Company’s executive compensation program and to provide the Board and the Compensation Committee the opportunity to evaluate compensation decisions in light of yearly feedback from stockholders. The Board also believes that current best corporate practices and governance trends favor an annual advisory Say-on-Pay vote.

Consequently, the Board has determined to recommend that future Say-on-Pay votes occur every year until the next advisory vote on the frequency of future Say-on-Pay votes. Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the following frequency options: one year, two years or three years, or abstain from voting.

As an advisory vote, this proposal is not binding upon the Board, the Company or the Compensation Committee. However, the Board values the opinions expressed by stockholders and will take into account the outcome of the vote when considering the frequency of future Say-on-Pay votes. Unless the Board modifies its determination on the frequency of future Say-on-Pay advisory votes, the next vote on the frequency of Say-on-Pay advisory votes will be held at our 2023 Annual Meeting.

Recommendation of the Board

The Board recommends that the stockholders select “ONE YEAR” for the frequency of future Say-on-Pay votes.

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Proposal No. 4 Approve Amendment to 2013 Incentive Plan

The Board of Directors is asking shareholders to approve an amendment to the Southwestern Energy Company 2013 Incentive Plan (as previously amended, the “2013 Plan”) to increase the number of shares of our common stock that we are authorized to issue or award under the 2013 Plan (the “Second Amendment” and together with the 2013 Plan, the “Amended 2013 Plan”). A copy of the Second Amendment is attached as Annex A.

If approved by our shareholders, the Second Amendment will become effective on the date of the 2017 Annual Meeting.

Shareholder Approval
Stockholder approval of the Second Amendment is necessary for the Company to satisfy the terms of the 2013 Plan, to meet the stockholder approval requirements of the New York Stock Exchange and to satisfy the stockholder approval requirement under Section 422 of the Code so that the Compensation Committee has the discretion to grant incentive stock options, or ISOs. If the Second Amendment is not approved by shareholders, the Second Amendment will not become effective, and the 2013 Plan, without giving effect to the Second Amendment, will remain in effect. This would limit our ability to grant stock-settled awards in the future.

Effect of Amendment

As of March 29, 2017, awards covering a total of 28,617,531 shares were subject to outstanding awards under the 2013 Plan, meaning only 1,465,996 shares remained available for future grants of awards under the 2013 Plan (after giving effect to the fungible share ratio described below with respect to awards previously granted). The Second Amendment would increase the number of shares available for issuance under the 2013 Plan by 18,850,000 shares. As a result, the Amended 2013 Plan, if the Second Amendment is approved, would authorize the issuance of an aggregate of 52,700,000 shares of our common stock.

We are asking our stockholders to approve the Second Amendment because we believe the availability of an adequate reserve of shares under the 2013 Plan is important to our continued growth and success. The purpose of the 2013 Plan is to assist us in attracting, motivating and retaining selected individuals who will serve as our employees and directors, whose judgment, interest and special effort is critical to the successful conduct of our operations. We believe that the equity-based awards to be issued under the 2013 Plan will motivate recipients to offer their maximum effort to the Company and help focus them on the creation of long-term value consistent with the interests of our stockholders. We believe that grants of equity incentive awards are necessary to enable us to continue to attract and retain top talent; if the Second Amendment is not approved, we believe our recruitment and retention capabilities will be adversely affected.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the Second Amendment to the Southwestern Energy Company 2013 Incentive Plan.

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Proposal No. 4 Amendment to 2013 Incentive Plan

Continuation of Key Plan Provisions

The Second Amendment leaves intact the following in the 2013 Plan:

●

Strict Change of Control Definition. No change of control would be triggered by mere shareholder approval of a business combination or similar corporate transaction, but only upon consummation of such a transaction, and no change of control would be triggered unless the incumbent members of the Board fail to constitute at least a majority of the Board (excluding the election of any such individual whose nomination or election was approved by a majority of the then-incumbent Board).

●

No Repricing without Shareholder Approval. The price of any option may not be altered or repriced, whether through amendment, exchange, cancellation and replacement, or any other means, without shareholder approval.

●	No Discounted Awards. Stock options and stock appreciation rights must be granted at not less than 100% of the fair market value on the date of grant.
●

162(m) Compliant Plan. The structure of the Amended 2013 Plan enables the Compensation Committee, in its discretion, to grant awards that meet the requirements of “performance-based compensation” under Section 162(m).

●	Robust Forfeiture Provisions. Forfeiture provisions enable the Compensation Committee to cancel awards and/or to require payback of any gains/awards which are tainted by misconduct of the participant.
●	No Liberal Share Counting. Liberal share counting is not permitted.
●

Sensible Potential Stockholder Dilution. The overall, maximum cumulative potential dilution to stockholders of current outstanding awards and the shares made available for grant under the Amended 2013 Plan is approximately 7.22% of common shares outstanding (assuming all remaining shares available for grant are granted as full value awards). Further, the annual rate at which we grant equity from existing plans has been reasonable (1.13% of common shares outstanding on a three-year average basis as of December 31, 2016).

●	Director Compensation Limits. Director compensation limits are in place that may not be increased without shareholder approval.
●	Independent Administration. It is administered by a committee of independent directors.

2013 Plan Overview

The 2013 Plan was initially approved by shareholders at our 2013 Annual Meeting. Of the 20,500,000 shares of our common stock originally reserved for issuance under the 2013 Plan, the maximum number of shares of common stock that could have been issued in connection with awards of stock options (including ISOs) or stock appreciation rights was not to exceed 10,250,000 shares and the maximum number of shares of common stock that could have been issued in connection with other awards was not to exceed 10,250,000 shares. At our 2016 annual meeting, our shareholders approved an amendment to the 2013 Plan that, among other revisions, increased the number of shares of our common stock available for issuance thereunder to 33,850,000 shares and adopted a fungible share ratio.

Long-Term Incentive Annual Awards
On February 21, 2017, the Compensation Committee of the Board of Directors approved grants of 4,546,350 shares of restricted stock, 1,196,860 performance units and 1,321,950 stock options to a total of 892 employees (without giving effect to the fungible share ratio). These grants were designed to compensate our employees and non-employee directors in a manner that promotes long-term performance, encourages retention and is consistent with our competitors, for whom equity grants are customary and widespread practice, and to align the employees’ interests with those of our shareholders.

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Proposal No. 4 Amendment to 2013 Incentive Plan

Shares Available and Outstanding Equity Awards
As of March 29, 2017, a total of approximately 1,465,996 shares of common stock remained available for issuance under the 2013 Plan, assuming maximum payout of outstanding performance units and giving effect to the fungible share ratio discussed below. With respect to our performance unit awards, although the number of shares required for each performance unit grant varies based on a number of factors, including our share price at the time of the grant and the size of individual grants awarded, we do not believe that we have sufficient common shares available under the 2013 Plan for restricted stock and performance unit award grants beyond the 2017 grants described above. We believe that making additional shares available for award grants in future years is necessary to provide incentive opportunities to our officers, directors and employees and to align their interests with the interests of our shareholders.

The following table provides certain additional information regarding our outstanding and available equity under the 2013 Plan:

	As of March 29, 2017
Total Stock Options Outstanding	5,129,134
Total Restricted Stock Awards Outstanding	8,847,069
Total Performance Units Outstanding (assuming Maximum performance)	5,711,326
Total Common Stock Outstanding	502,526,469
Weighted-Average Exercise Price of Stock Options Outstanding	15.74
Weighted-Average Remaining Duration of Stock Options Outstanding	5.61
Total for Grant under the 2013 Plan	1,465,996	(1)

(1)	After giving effect to the fungible share ratio of 2.3 for all full value awards as described below with respect to awards previously granted. Performance Units outstanding assume maximum payout of 200% (fungible share ratio of 4.6).

Material Terms of the Amended 2013 Plan

The principal features of the proposed Amended 2013 Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the Second Amendment attached as Annex A to this proxy statement and a conformed copy of the Southwestern Energy Company 2013 Incentive Plan, as amended, attached as Annex B to the Company’s proxy statement for the annual meeting of stockholders held on May 17, 2016. Other than the limited amendment described above, we are not making any changes to the 2013 Plan.

Purpose
The purpose of the Amended 2013 Plan is to promote the interests of the Company and its stockholders by providing the employees and eligible non-employee directors of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Amended 2013 Plan is designed to serve this goal by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company. The Amended 2013 Plan is designed to enable, but not require, us to grant performance-based equity and cash awards that are intended to qualify as “performance-based compensation” under Section 162(m).

Administration
The Amended 2013 Plan is administered by the Compensation Committee. Unless otherwise determined by our Board, the Compensation Committee shall consist solely of two or more directors appointed by our Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code, a “non-employee director” within the meaning of the rules under Section 16 of the Securities Exchange Act of 1934, as amended, and an “independent director” under the rules of the NYSE (or other principal securities market on which shares of our

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Proposal No. 4 Amendment to 2013 Incentive Plan

common stock are traded). The Compensation Committee may delegate to a committee of one or more members of our Board or one or more of our officers the authority to grant or amend awards to participants other than our senior executives who are subject to Section 16 of the Exchange Act, subject to restrictions imposed by the Compensation Committee from time to time and by Delaware law.

Unless otherwise limited by the Board, the Compensation Committee has the authority to administer the Amended 2013 Plan with respect to grants of awards, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, as well as the authority to delegate such administrative responsibilities.

Eligibility
Persons eligible to participate in the Amended 2013 Plan are all non-employee members of our Board, currently consisting of 7 directors, and, as of March 29, 2017, approximately 926 employees of the Company (including its subsidiaries and affiliates), as determined by the Compensation Committee.

Size of Share Pool; Limitation on Awards and Shares Available
The 2013 Plan, without giving effect to the Second Amendment, authorizes an aggregate of 33,850,000 shares of our common stock for issuance under awards granted thereunder, all of which may be granted as ISOs. If our shareholders approve the Second Amendment, the aggregate number of shares of our common stock that will be available for issuance under awards granted pursuant to the Amended 2013 Plan will equal 52,700,000, all of which may be granted as ISOs. The Amended 2013 Plan also contains a fungible share formula, pursuant to which the authorized share limit will be reduced by one share of common stock for every one share subject to an option or stock appreciation rights, or SARs, outstanding under the Amended 2013 Plan, by one share of common stock for every one share subject to a full-value award (as described below) granted prior to May 17, 2016, and by 2.3 shares of common stock for every one share subject to a full-value award granted on or after May 17, 2016 under the Amended 2013 Plan. A “full-value award” is any award that is settled in shares, other than an option or SAR.

If any shares subject to an award under the Amended 2013 Plan are forfeited, cancelled or returned to the Company, then any shares subject to such award may, to the extent of such forfeiture, cancellation or return, be used again for new grants under the Amended 2013 Plan. Shares that are (i) tendered in payment of an option exercise price, (ii) withheld by us to satisfy any tax withholding obligation; (iii) repurchased by us with the proceeds from an option exercise; or (iv) covered by a stock appreciation right (to the extent that it is exercised and settled in shares of our common stock, without regard to the number of shares that are actually issued) will be considered issued pursuant to the Amended 2013 Plan and will not be added to the maximum number of shares that may be issued under the Amended 2013 Plan.

Awards granted under the Amended 2013 Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity awards in the context of a corporate acquisition or merger will not reduce the shares authorized for grant under the Amended 2013 Plan.

Under the Amended 2013 Plan, the maximum aggregate number of shares with respect to one or more awards that may be granted to any one person during any calendar year will be 2,500,000. The maximum aggregate amount of cash that may be paid to any one person during any calendar year with respect to one or more awards payable in cash will remain unchanged at $10,000,000.

In addition, under the Amended 2013 Plan, the grant date fair value (determined as of the grant date under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of equity-based awards granted during any calendar year to a non-employee director for services as a non-employee director will not exceed $400,000 (the “Director Award Limit”).

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Proposal No. 4 Amendment to 2013 Incentive Plan

Awards
The Amended 2013 Plan provides for the grant of stock options (including incentive stock options), restricted stock, restricted stock units and any other cash-based, equity-based or equity-related awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the Amended 2013 Plan. See the “Summary Compensation Table” and “Grants of Plan-Based Awards” table for information on awards granted under the 2013 Plan to our NEOs.

Stock Options
ISOs and nonqualified stock options may be granted pursuant to the Amended 2013 Plan. The option exercise price of all stock options granted pursuant to the Amended 2013 Plan will not be less than 100% of the fair market value of our common stock on the date of grant. In general, the fair market value will be the closing price for a share of our common stock as quoted on the NYSE on the date of grant, which as of March 29, 2017, was $8.15. Stock options may vest and become exercisable as determined by the Compensation Committee, but in no event may a stock option have a term extending beyond the seventh anniversary of the date of grant. ISOs granted to any person who owns, as of the date of grant, stock possessing more than 10% of the total combined voting power of all classes of our stock, however, shall have an exercise price that is not less than 110% of the fair market value of our common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be ISOs are exercisable for the first time by an employee in any calendar year may not exceed $100,000.

Restricted Stock
Shares of restricted stock may be granted pursuant to the Amended 2013 Plan. A restricted stock award is the grant of shares of our common stock at a price determined by the Compensation Committee, if any, and which is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing service to us or any of our subsidiaries or affiliates or achieving one or more of the performance criteria listed below, or other specific criteria. During the period of restriction, participants holding shares of restricted stock have full voting and dividend rights with respect to such shares unless otherwise provided by the Compensation Committee. The restrictions will lapse in accordance with a schedule or other conditions determined by the Compensation Committee.

Restricted Stock Units
Restricted Stock Units, or RSUs, may be granted pursuant to the Amended 2013 Plan. An RSU award provides for the issuance of our common stock at a future date upon the satisfaction of specific conditions set forth in the applicable award agreement. The Compensation Committee will specify the dates on which the RSUs will become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on achieving one or more of the performance criteria listed below, or other specific criteria, including service to us or any of our subsidiaries or affiliates. RSUs may not be sold, or otherwise hypothecated or transferred, and a holder of RSUs will not have voting rights or dividend rights prior to the time when the vesting conditions are satisfied and the shares of common stock are issued. RSUs generally will be forfeited and the underlying shares of our common stock will not be issued, if the applicable vesting conditions are not met. The Compensation Committee will specify, or permit the RSU holder to elect, the conditions and dates upon which the shares underlying the vested RSUs will be issued (subject to compliance with the deferred compensation requirements of Section 409A of the Code). RSUs may be paid in cash, shares, or both, as determined by the Compensation Committee. On the distribution dates, we will transfer to the participant one unrestricted, fully transferable share of our common stock (or the fair market value of one such share in cash) for each RSU scheduled to be paid out on such date and not previously forfeited. RSUs may constitute, or provide for a deferral of compensation, subject to Section 409A of the Code and there may be certain tax consequences if the requirements of Section 409A of the Code are not met.

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Proposal No. 4 Amendment to 2013 Incentive Plan

Other Awards
The Compensation Committee may grant cash-based, equity-based or equity-related awards not otherwise described in the Amended 2013 Plan in such amounts and subject to such terms and conditions as it may determine, using individual agreements or programs adopted under the Amended 2013 Plan. Other awards may (i) involve the transfer of actual shares of stock, either at the time of grant or after, or payment in cash or otherwise of amounts based on the value of shares of stock, (ii) be subject to performance-based and/or service-based conditions, including conditions based on achieving one or more of the performance criteria listed below, or other specific criteria, (iii) be in the form of cash, stock appreciation rights, phantom stock, performance shares, deferred share units or share-denominated performance units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States and (v) be intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code; provided, that each equity-based or equity-related award shall be denominated in, or shall have a value determined by reference to, a number of shares of stock that is specified (or will be determined using a formula that is specified) at the time of the grant. The exercise price per share of stock covered by any stock appreciation right shall be not less than 100% of the fair market value of a share of stock on the date on which such stock appreciation right is granted, and the compensation payable pursuant to any stock appreciation right shall not exceed the excess of the fair market value of a share of stock on the date on which such stock appreciation right is exercised over the exercise price.

Performance awards
Performance awards, in the form of performance shares or performance units, may also be granted pursuant to the Amended 2013 Plan. Performance awards may be granted in the form of cash bonus awards, stock bonus awards, performance awards or incentive awards that are paid in cash, shares or a combination of both. The value of performance awards may be linked to any one or more of the performance criteria listed below, or other specific criteria determined by the Compensation Committee, in each case on a specified date or dates or over any period or periods determined by the Compensation Committee. Performance awards may be payable upon the attainment of pre-established performance goals based on one or more of the performance criteria listed below, or other specific criteria determined by the Compensation Committee. The goals are established and evaluated by the Compensation Committee and may relate to performance over any periods as determined by the Compensation Committee. The Compensation Committee will also determine whether performance awards are intended to be performance-based compensation within the meaning of Section 162(m).

Performance Based Compensation under Section 162(m)
The Compensation Committee may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m), that are intended to be performance-based compensation within the meaning of Section 162(m) in order to try to preserve the deductibility of these awards for federal income tax purposes. Under the Amended 2013 Plan, these performance-based awards may be either equity or cash awards or a combination of the two. Participants are only entitled to receive payment for a Section 162(m) performance-based award for any given performance period (other than options or stock appreciation rights) to the extent that pre-established performance goals set by our Compensation Committee for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria:

●	financial metrics relating to present value added, return on assets, return on equity, income, earnings, profits, capital, cash flow, operating cost, margins, assets or stockholder equity, earnings before interest earnings before interest, taxes, depreciation and amortization
●	financial metrics relating to present value added, return on assets, return on equity, income, earnings, profits, capital, cash flow, operating cost,

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Proposal No. 4 Amendment to 2013 Incentive Plan

margins, assets or stockholder equity, earnings before interest earnings before interest, taxes, depreciation and amortization
●	operational metrics relating to reserves, production, volume, maintenance
●	stock performance measures relating to stock price or total stockholder return
●	health, safety and environmental measures relating to incident rates or citation any of which may be measured with respect to us, or any subsidiary, affiliate or other internal unit of ours, either in absolute terms, terms of growth or as compared to any incremental increase, or as compared to results of a peer group or index. The Compensation Committee will define in an objective fashion the manner of calculating the performance criteria it selects to use for such awards. With regard to a particular performance period, the Compensation Committee will have the discretion to select the length of the performance period (which may not be less than 12 months), the type of performance-based awards to be granted, and the performance goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Compensation Committee may reduce or eliminate (but not increase) the initial award.

Except as provided by the Compensation Committee, the achievement of each performance goal will be determined in accordance with U.S. generally accepted accounting principles or such other accounting principles or standards as may apply to our financial statements under the U.S. federal securities laws from time to time, to the extent applicable. At the time of grant, the Compensation Committee may provide that objectively determinable adjustments will be made for purposes of determining the achievement of one or more of the performance goals established for an award. Any such adjustments will be based on one or more of the following:

●	the impact of charges for restructurings
●	discontinued operations
●	extraordinary items and other unusual or non-recurring items
●	all non-cash charges resulting from any write-down of oil and gas properties and all other non-cash components of Accumulated Other Comprehensive Income and
●	the cumulative effects of accounting changes,

each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto.

Payment Methods
The Compensation Committee will determine the methods by which payments by any award holder with respect to any awards granted under the Amended 2013 Plan may be paid, the form of payment, including, without limitation: (1) cash, (2) shares of our common stock issuable pursuant to the award or held for such period of time as may be required by the Compensation Committee in order to avoid adverse accounting consequences and having a fair market value on the date of delivery equal to the aggregate payments required.

Vesting and Exercise of an Award
The applicable award agreement governing an award will contain the period during which the right to exercise the award in whole or in part vests, including the events or conditions upon which the vesting of an award will occur or may accelerate.

With respect to stock options, except in the case of a holder’s death, disability or qualified retirement (generally defined as a termination other than for “cause,” or in the case of a director, a decision not to stand for re-election or to resign on or after the holder has reached 65 years of age and completed three years of service with the Company), no portion of an award which is not vested at the holder’s termination of service with us will subsequently become vested, except as may be otherwise provided by the Compensation Committee in the agreement relating to the award or by action following the grant of the award. In the event of a holder’s death, disability or qualified retirement, all stock options granted to the holder, whether or not vested at the time of termination, will fully vest and become exercisable until the expiration of their original term.

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Proposal No. 4 Amendment to 2013 Incentive Plan

With respect to RSUs and shares of restricted stock, in the event a holder’s service with us terminates due to death, disability or a qualified retirement (as described above), all RSUs and shares of restricted stock shall vest and all other restrictions shall lapse, to the extent not previously forfeited or cancelled, except as may be otherwise provided by the Compensation Committee in the agreement relating to the award or by action following the grant of the award. In the event of a termination for “cause,” all RSUs and shares of restricted stock which have not vested as of the date of termination will immediately be cancelled and forfeited. In the event of a termination for reasons other than “cause” or a qualified retirement, the Compensation Committee shall determine the portion of the award that will vest.

Generally, an option or stock appreciation right may be exercised only while such person remains an employee, consultant or non-employee director of us or one of our subsidiaries or affiliates or for a specified period of time (up to the remainder of the award term) following the holder’s termination of service with us or one of our subsidiaries or affiliates. An award may be exercised for any vested portion of the shares subject to such award until the award expires. Upon the grant of an award or following the grant of an award, the Compensation Committee may provide that the period during which the award will vest or become exercisable will accelerate, in whole or in part, upon the occurrence of one or more specified events, including, a change in control or a holder’s termination of employment or service with us or otherwise.

Substitution and Repricing Prohibition
Under the Amended 2013 Plan, no new award may be issued in substitution for outstanding previously granted awards, nor shall any repricing of awards be permitted at any time, in each case unless the stockholders of the Company expressly approve such substitution or repricing.

The Amended 2013 Plan also expressly provides that, in addition to this repricing prohibition, the plan administrator may not cancel any option or SAR in exchange for cash when the exercise price per share of the option or SAR exceeds the fair market value of the underlying shares.

Transferability
No award under the Amended 2013 Plan may be transferred unless and until such award has been exercised or the shares underlying such award have been issued and all restrictions applicable to such shares have lapsed, except that in the case of stock options other than ISOs, such awards may be transferred, if fully vested, (i) to the holder’s immediate family members; (ii) to a trust, partnership (including a family limited partnership), or corporation or other similar entity which is owned solely by one or more of the participant’s spouse or natural or adopted lineal descendants or which will hold such options solely for the benefit of one or more such persons, or (iii), in the discretion of the Compensation Committee (x) pursuant to a domestic relations order as defined in Section 414(p)(1)(B) of the Code or (y) to any other person. During the lifetime of the holder of an award granted under the Amended 2013 Plan, only such holder may exercise such award unless it has been disposed of pursuant to a domestic relations order. After the holder’s death, any exercisable portion of an award may be exercised by his personal representative or any person empowered to do so under such holder’s will or the then applicable laws of descent and distribution until such portion becomes unexercisable under the Amended 2013 Plan or the applicable award agreement.

Effect of a Change in Control
Unless otherwise set forth in the instrument evidencing an award, upon a “change in control” (as defined in the Amended 2013 Plan), each outstanding award that is eligible to vest based solely on the passage of time or the holder’s continued service to the Company shall become fully vested and exercisable or settled, as applicable. Additionally, each outstanding award that is eligible to vest based on the achievement of performance criteria shall vest and become exercisable or settled, as applicable, with respect to the number of shares or cash underlying the award eligible to vest based on performance during the performance period that includes the date of the change in control, prorated for the number of days which have elapsed during the performance period prior to the change of control.

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Proposal No. 4 Amendment to 2013 Incentive Plan

Forfeiture
The Company has the right, to the extent permitted or required by applicable law or Company policy in effect from time to time, to include in any award agreement the Company’s right to recoup compensation of whatever kind paid by the Company or any of its subsidiaries to a participant in the Amended 2013 Plan.

Adjustment Provisions
In the event of certain changes in our capitalization, the Compensation Committee will equitably adjust the kind of shares issuable and the maximum number and kind of shares of our common stock subject to the Amended 2013 Plan and the other award limits under the Amended 2013 Plan, and will equitably adjust outstanding awards as to the kind, number of shares and exercise price per share of our common stock and other terms of such awards.

In addition, in the event of certain corporate transactions involving us as specified in the Amended 2013 Plan, the Compensation Committee may, in its discretion, provide for the continuation, exchange or cancellation and cash-out of outstanding awards under the Amended 2013 Plan, in each case, subject to such equitable adjustments to such awards as the Compensation Committee may determine to be necessary or appropriate.

Amendment and Termination
The Board may terminate, suspend, amend or modify the Amended 2013 Plan at any time; however, except to the extent permitted by the Amended 2013 Plan in connection with certain changes in capital structure, stockholder approval must be obtained for any amendment to (i) increase the number of shares available under the Amended 2013 Plan, (ii) materially increase the benefits accruing to participants granted awards under the Amended 2013 Plan, (iii) materially modify the requirements as to eligibility for participation in the Amended 2013 Plan and (iv) increase any Individual Award Limit or the Director Award Limit. In addition, no amendment may be made without stockholder approval if stockholder approval is required under applicable law, and no amendment to the Amended 2013 Plan or any award may be made if such amendment would violate the prohibition on repricing under the Amended 2013 Plan.

Material U.S. Federal Income Tax Consequences
The following is a brief description of the principal United States federal income tax consequences related to awards under the Amended 2013 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options
If an optionee is granted a non-qualified stock option under the Amended 2013 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Incentive Stock Options
A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is

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Proposal No. 4 Amendment to 2013 Incentive Plan

an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the tax consequences described above for nonqualified stock options will apply. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards
The current federal income tax consequences of other awards authorized under the Amended 2013 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); restricted stock units, stock-based performance awards and other types of awards are generally subject to income tax at the time of payment, vesting or settlement based on the fair market value of the award on that date. Compensation otherwise effectively deferred will generally be subject to income taxation when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

Section 162(m)
Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards under the Amended 2013 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Qualified “performance-based compensation” is disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock awards will generally qualify as performance-based compensation if (1) the award is granted by a compensation committee composed solely of two or more “outside directors,” (2) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (3) the material terms of the plan are disclosed to and approved by the stockholders, (4) with respect to stock options and SARs, under the terms of the award, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options and SARs, pre-established performance criteria that must be met before the award actually will vest or be paid, and (5) in the case of awards other than stock options and stock appreciation rights, the compensation committee has certified that the performance goals have been met prior to payment.

The Amended 2013 Plan is designed to permit us to meet the requirements of Section 162(m); however, awards other than options and stock appreciation rights granted under the Amended 2013 Plan will be treated as qualified

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Proposal No. 4 Amendment to 2013 Incentive Plan

performance-based compensation under Section 162(m) only if the awards and the procedures associated with them comply with all other requirements of Section 162(m). As one of the factors in its decisions regarding grants under and administration of the Amended 2013 Plan, the Compensation Committee will consider the anticipated effect of Section 162(m). These effects will depend upon a number of factors, including not only whether the grants qualify for the performance exception, but also the timing of executives’ vesting in or exercise of previously granted equity awards and receipt of other compensation. Furthermore, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control may also affect the deductibility of compensation. For these and other reasons, the Compensation Committee may make grants that do not qualify for the performance exception and our tax deductions for those grants may be limited or eliminated as a result of the application of Section 162(m).

Section 409A of the Code
Certain types of awards under the Amended 2013 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Amended 2013 Plan and awards granted under the Amended 2013 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Amended 2013 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits
Awards under the Amended 2013 Plan are subject to the discretion of the plan administrator and no determination has been made as to the types or amounts of awards that will be granted in the future to specific individuals pursuant to the plan. Therefore, it is not possible to determine the future benefits that will be received by any individual under the Amended 2013 Plan.

Certain tables above under the general heading “Executive Compensation,” including the Summary Compensation Table, Grants of Plan-Based Awards table, Outstanding Equity Awards at Fiscal Year-End table, and Option Exercises and Stock Vested table set forth information with respect to prior awards granted to our NEOs under the 2013 Plan as currently in effect.

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Proposal No. 4 Amendment to 2013 Incentive Plan

Equity Awards Outstanding as of March 29, 2017
The following table sets forth summary information concerning the number of shares of our common stock subject to stock options, restricted stock and performance unit awards outstanding under the 2013 Plan to our named executive officers, directors and employees as of March 29, 2017, without giving effect to the fungible share ratio.

Name and Position	Number of Securities Underlying Options	Number of Securities Underlying Restricted Stock Awards	Number of Securities Underlying Performance Unit Awards (Target)
William J. Way
President and Chief Executive Officer	1,126,238	296,140	677,500
R. Craig Owen
Senior Vice President & Chief Financial Officer	419,070	122,142	269,520
Mark K. Boling
Executive Vice President & President - V+
Development Solutions	409,585	83,625	202,040
John C. Ale
Senior Vice President, General Counsel &
Secretary	281,210	81,445	175,600
Jack E. Bergeron, Jr.
Senior Vice President – E&P Operations	172,670	46,198	105,870
Steven L. Mueller
Former Chairman and Chief Executive Officer	882,920	–	367,610
All current executive officers (1)	2,564,060	800,760	1,774,770
All current directors who are not executive officers (2)	197,037	83,525	–
All employees who are not named executive officers (3)	2,174,578	8,055,514	1,057,523

(1)	Does not include Mr. Mueller, who ceased to serve as an executive officer as of the date of his retirement on January 6, 2016.
(2)	Does not include Mr. Mueller, who ceased to serve as Chairman of the Board and director at the 2016 Annual Meeting.
(3)	Does not include Mr. Mueller. With respect to Mr. Mueller, individual information and information as part of current director group are provided in the rows above.

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Proposal No. 5 Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, or PwC, as the independent registered public accounting firm of the Company for 2017. PwC has been the independent registered public accounting firm of the Company since its selection, based upon recommendation of the Audit Committee, on June 20, 2002.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the ratification of the reappointment of PwC.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm (the “independent auditors”) to assure that the provision of such services does not impair the auditors’ independence. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee.

The Audit Committee does not delegate to executive leadership its responsibilities to pre-approve services performed by the independent auditors.

Representatives of PwC will be present at the Annual Meeting and will have an opportunity to make a statement to stockholders if they so desire. The representatives will also be available to respond to questions from stockholders. There have been no disagreements with the independent registered public accounting firm on accounting and financial disclosure.

Relationship with Independent Registered Public Accounting Firm

The following table presents aggregate fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for each of the years ended December 31, 2016 and 2015, and fees billed for other services rendered by PwC during those years. The Audit Committee approved all non-audit services for 2016.

	2016	2015
Audit Fees (1)	$2,297,170	$2,041,970
Audit-Related Fees	–	–
Tax Fees (2)	$44,712	90,023
All Other Fees	–	–
Total	$2,341,882	$2,131,993

(1)	The Audit Fees for the years ended December 31, 2016 and 2015 were for professional services rendered for the integrated audits of the Company’s consolidated financial statements, reviews of the quarterly financial statements, subsidiary audits, consents and assistance with review of documents filed with the SEC.
(2)	Tax Fees for the years ended December 31, 2016 and 2015 were for services related to the review of federal and state tax returns, tax planning and consultation.

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Stockholder Proposals

General Information

We have been advised that a stockholder proposal may be introduced at the 2017 Annual Meeting. The Board of Directors disclaims any responsibility for the content of the proposal and for the statement made in support thereof, which, except for references to the proposal number and minor formatting changes, are presented in the form received from the stockholder.

Board Action with Respect to Approved Stockholder Proposals

It has been the practice of our Board of Directors to consider matters that are approved by the stockholders and, if appropriate, to refer the matter to the appropriate Board committee for further study and recommendation to the full Board or the applicable committee. Generally, this initial consideration and referral takes place at the next regularly scheduled meeting of the Board. Depending on the complexity of the issue and the desire of the committee to seek advice from independent advisors, the committee usually reports to the full Board no later than the final meeting of the calendar year.

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Proposal No. 6 Focus on For and Against Votes (Stockholder Proposal)

John Chevedden, the holder of 90 shares of the Company’s common stock, has advised the Company that he intends to present the following proposal at the 2017 Annual Meeting:

RESOLVED: Shareholders request the Board to take the steps necessary to amend our Company’s governing documents to provide that all non-binding matters presented by shareholders shall be decided by a simple majority of the votes cast FOR and AGAINST an item. This policy shall apply to all such matters unless shareholders have approved higher thresholds, or applicable laws or stock exchange regulations dictate otherwise.

A simple-majority formula includes FOR and AGAINST votes, but not abstentions. Our company’s current policies disadvantage shareholders in three ways:

1.	Abstentions are treated as votes AGAINST every shareholder-sponsored item, but not when tallying management’s Director election or Say-on-Pay votes. This advantages management while harming shareholder interest.

Why provide ballots on shareholder proposals that offer three choices – FOR, AGAINST, and ABSTAIN – when in reality, stockholders only have two choices: FOR or AGAINST?

Absent conducting a survey, it seems presumptuous to assume that every abstaining voter has read the entire proxy and intends their vote to be treated as AGAINST all shareholder items.

2.	Counting abstentions depresses outcomes.

By simple math, including abstentions in a formula lowers the vote result and raises the threshold require to pass a resolution.

This constitutes an unacknowledged supermajority – as the percentage of abstentions rise, the supermajority threshold increases at an exponential rate.

3.	Counting abstentions distorts communication.

These practices cloud communication at stockholder meetings – which is the only opportunity most shareholders have each year to interact with each other, management, and the Board.

Of greater concern, our company’s voting policies – which discriminate against shareholders – create misimpressions that endure. Once figures are reported in the press, they become indelibly imprinted on the minds of shareholders and lodged in the public record.

Three facts:

●	CalPERS research found that 48% of the nation’s largest corporations employ a simple-majority standard – making it a mainstream practice.
●

Under this proposal, shareholders retain the right to ‘send a message’ by abstaining – in fact, message-sending may be more effective if our company cannot use abstentions to depress reported outcomes on shareholder proposals.

●

Any suggestion that management-sponsored and shareholder-sponsored items are treated “identically” or “equally” is false, because management-sponsored Director elections and Say-on-Pay votes do not include abstentions in their formulas.

Notable entities favor simple-majority voting:

●

US Securities and Exchange Commission (Staff Legal Bulletin No. 14): “Only votes FOR and AGAINST a proposal are included in the calculation of the shareholder vote of that proposal. Abstentions … are not included in this calculation.”

●

Institutional Shareholder Services (“ISS” – the nation’s leading proxy reporting service): “…a simple majority of voting shares should be all that is necessary to effect change regarding a company and its governance provisions.”

●	The Council of Institutional Investors (Governance Policy 3.7): “Uninstructed broker votes and abstentions should be counted only for purposes of a quorum.”

Support equitable voting and good governance at Southwestern Energy Company:
Focus on For and Against Votes – Proposal 6

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Proposal No. 6 Focus on For and Against Votes (Stockholder Proposal)

Recommendation of the Board

The Board recommends that the stockholders vote “AGAINST” the stockholder proposal.

Our voting standards are clearly disclosed, are consistently applied, and we believe correctly reflect the intent of our shareholders. Your Board does not believe that revising our voting standards would be in the best interests of our company or our shareholders.

●	We clearly disclose all votes and our voting standards.
○

The company is fully transparent with the results of voting on all issues, including stockholder proposals. Shortly after each meeting, we file the exact votes (for, against, abstain and broker non-votes) with the SEC. Any interested stakeholder can view the actual results to determine whether more votes were cast for than against.

	○	We disclose our voting standards in our proxy statements (see page 83 in our Frequently Asked Questions).

●	We have a majority vote standard for all matters to be voted by our shareholders.
	○	In uncontested director elections, we require a majority of votes cast “for” and “against”—abstentions do not count.
○

We treat advisory votes on proposals submitted by the Board or management, such as “say on pay,” in the same fashion as stockholder proposals; i.e., they too are decided by a majority of the shares present at the meeting.

○

Our bylaws reflect what the law of Delaware, where the company is incorporated, specifies in the absence of a contrary provision: that for a measure to pass it must receive the votes of a majority of the shares owned by stockholders who attend the meeting in person or by proxy. We do not see a need to change what Delaware law mandates in this instance.

●	Contrary to the assertions of the proposal’s supporting statement, there is no general “SEC Standard” for vote calculation, and the ISS policy quoted does not specify how to count votes.
	○	The SEC does not mandate or prescribe any preferred voting standard for determining how the vote results should be calculated. The SEC calculation rules cited by the proponent are solely for determining whether a proponent may resubmit a proposal at a subsequent annual meeting.
	○	The proponent quotes ISS as recommending that “a simple majority of voting shares should be all that is necessary to effect change regarding a company and its governance provisions.” In context, “voting shares” means shares entitled to vote, not those actually voted. Regardless, our company has no supermajority voting requirements, even on such matters as approving amendments to our governing documents, mergers and other significant actions.

●	Our management regularly engages with representatives of our shareholders on a variety of issues, not only economic ones but also environmental, social and governance matters.
	○	We listen to our shareholders and often implement changes to our policies and practices that they suggest.
	○	Your Board carefully reviews any matter that receives significant support at a shareholders’ meeting.

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Questions and Answers about the Annual Meeting and Voting

Who is entitled to vote at the Annual Meeting?

Stockholders who own shares of common stock as of March 29, 2017, the Record Date, may vote at the meeting. There were 502,526,469 shares of common stock outstanding on that date. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the Annual Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at our corporate offices located at 10000 Energy Drive, Spring, Texas 77389.

How may I attend the Annual Meeting?

You may vote your shares without attending by following the instructions regarding proxies, which appear on pages 85-86. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. Central Daylight Time on the date of the Annual Meeting. Attendance at the Annual Meeting is limited to stockholders, our employees, invited guests, and, in some cases, special representatives of stockholders whose proposals appear in our proxy statement. All shareholders as of the record date may attend the Annual Meeting but must present photo identification and proof of stock ownership. If you are a shareholder of record (your shares are held in your name), valid photo identification such as a driver’s license or passport showing a name that matches our records will suffice. If you are a beneficial owner (your shares are held through a broker, bank or nominee), you must provide valid photo identification and current evidence of your ownership of shares, which you can obtain from your broker, bank or nominee. The use of cell phones, smartphones, recording and photographic equipment and computers is not permitted in the meeting room at the Annual Meeting.

When were the enclosed solicitation materials first given to stockholders?

This proxy statement and the accompanying proxy are first being mailed, given or made available to stockholders, on or about April 12, 2017. We are making our proxy materials available to our stockholders on the Internet. You may read, print and download our 2016 Annual Report to Stockholders and our proxy statement at www.swnannualmeeting.com and www.proxyvotenow.com/swn. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by email.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

Southwestern Energy Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, the Company may deliver a single copy of this proxy statement and the Annual Report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of the Company’s annual meetings, and reduces the Company’s printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of this proxy statement and the Annual Report to any shareholder at a shared address to which the Company delivered a single copy of any of these documents.

To receive free of charge a separate copy of this proxy statement or the Annual Report, or separate copies of any future notice, proxy statement or annual report, shareholders may write or call the Company at the following:

Southwestern Energy Company
Attention: Secretary
10000 Energy Drive
Spring, Texas 77389
(832) 796-4700

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Questions and Answers about the Annual Meeting and Voting

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the mailing address and phone number above. Shareholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What constitutes a quorum of stockholders?

We must have a quorum to conduct the meeting. A quorum is the presence at the Annual Meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast as of the Record Date. Because there were 502,526,469 shares of common stock outstanding on March 29, 2017, the Record Date, the quorum for the Annual Meeting requires the presence at the meeting in person or by proxy of stockholders entitled to vote at least 251,263,235 shares. Broker non-votes, abstentions and withhold-authority votes COUNT for purposes of determining a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner represents the shares at the meeting but does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner.

If I am the “beneficial owner” of shares that are held in “street name” by my broker, will my broker vote for me? How are broker non-votes treated?

Under the NYSE member rules, a member broker (that is, a member of the NYSE) that holds shares in street name for customers generally has the authority to vote on certain “routine” or “discretionary” proposals if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. However, the NYSE precludes brokers from exercising their voting discretion on certain proposals without instructions from the beneficial owner, and the NYSE now expressly prohibits brokers holding in “street name” for their beneficial holder clients from voting in an election of directors and from voting on certain corporate governance matters without receiving specific instructions from those clients. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on Proposals No. 1, 2, 3, 4 and 6 you will need to communicate your voting decisions to your bank, broker or other holder of record before May 19, 2017.

How will you treat abstentions?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved the matters addressed by Proposals No. 1 and 3, abstentions will have no effect on the vote, but because Proposals No. 2, 4, 5 and 6, require approval of a majority of shares represented at the meeting, abstentions on these proposals will have the same effect as a vote “AGAINST.”

How do I vote?

On or about April 12, 2017, we mailed a notice to stockholders containing instructions on how to access our proxy materials and vote online at www.proxyvotenow.com/swn. Because many of our stockholders are unable or choose not to attend the meeting in person and may have limited access to the Internet, we also send proxy cards and offer electronic and telephonic voting to all of our stockholders who hold their shares in their own names (that is, whose shares are not held by a broker in “street name”) to enable them to direct the voting of their shares.

If you are the record holder of your shares, you may vote your shares (i) via the Internet, (ii) by telephone, or (iii) in person at the Annual Meeting by proxy. If your shares are held by your broker in “street name,” your broker is required to provide you with instructions for voting your shares.

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Questions and Answers about the Annual Meeting and Voting

Internet Access: Record holders with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Stockholders who hold shares beneficially in “street name” may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

By Telephone: Record holders may submit proxies by following the “Vote by Telephone” instructions on their proxy cards. Stockholders who hold shares beneficially in “street name” may vote by telephone by calling the number specified on the voting instruction card provided by their brokers, trustee or nominees. Please check the voting instruction card for telephonic voting availability.

What is the voting requirement to approve each of the proposals?

Proposal No. 1 – Election of Directors: Any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors.

Proposal No. 2 – A Non-Binding Advisory Vote to the Compensation of our Named Executive Officers: The affirmative vote of holders of a majority of the shares represented and entitled to vote at the meeting, either in person or by proxy, is required to approve Proposal No. 2. Therefore, abstentions will have the same effect as a vote “AGAINST.” Broker non-votes will have no effect on the results of this vote.

Proposal No. 3 – A Non-Binding Advisory Vote on Frequency of future Say-on-Pay Votes: Because Proposal No. 3 is an advisory vote with multiple options, there is no minimum vote that constitutes the choice of stockholders on this proposal. We will consider the frequency that receives the highest number of votes cast to be the choice of stockholders on the advisory vote on this proposal.

Proposal No. 4 – Approval of Amended 2013 Incentive Plan: The affirmative vote of holders of a majority of the shares represented and entitled to vote at the meeting, either in person or by proxy, on Proposal No. 4 is required to approve the Amended 2013 Plan. Therefore, abstentions will have the same effect as a vote “AGAINST.” Broker non-votes will have no effect on the results of this vote.

Proposal No. 5 – Ratification of Independent Registered Public Accounting Firm: The affirmative vote of holders of a majority of the shares represented and entitled to vote at the meeting, either in person or by proxy, on Proposal No. 5 is required to ratify the appointment of PwC as our independent registered public accounting firm. Therefore, abstentions will have the same effect as a vote “AGAINST.” Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm. Therefore, we do not expect any broker non-votes on this proposal. However, to the extent there are any broker non-votes, they will have no effect on the results of this vote.

Proposal No. 6 – Stockholder Proposal – Focus on For and Against Votes: The affirmative vote of holders of a majority of the shares represented and entitled to vote at the meeting, either in person or by proxy, on Proposal No. 6 is required to approve the stockholder proposal. Therefore, abstentions will have the same effect as a vote “AGAINST.” Broker non-votes will have no effect on the results of this vote. Because the stockholder proposal is phrased as a request for our Board to take action, we will not be required to take the requested action if a proposal is approved; however, we will reevaluate the subject if the proposal is approved or receives significant support.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. When you vote by completing and returning the enclosed proxy card, you will be designating John D. Gass and Terry W. Rathert as your proxies. We solicit proxies so that as many shares as possible of common stock may be voted at the Annual Meeting. You must complete and return the enclosed proxy card or vote by phone or Internet to have your shares voted by proxy as contemplated by this proxy statement.

SOUTHWESTERN ENERGY	85

Questions and Answers about the Annual Meeting and Voting

How will my proxy vote my shares?

Your proxies will be voted in accordance with your instructions. If you complete and return your proxy card but do not provide instructions on how to vote, your proxies will vote “FOR” the eight director nominees, the proposal regarding an advisory vote on executive compensation, the proposal regarding the advisory vote on the frequency of future Say-on-Pay votes, the approval of the amendment of the 2013 Incentive Plan and the ratification of PwC as the Company’s independent registered public accounting firm for 2016, and “AGAINST” the stockholder proposal. Also, your proxy card or your vote via phone or Internet will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.

How do I vote by mail using my proxy card?

There are three steps:

Step 1
a. Proposal No. 1
Election of a board of eight directors to serve until the next Annual Meeting or until their successors are duly elected and qualify.

To vote for a director, check the box marked “FOR” opposite the name of the director. To cast your vote against a director, mark the box “AGAINST” opposite the name of the director. If you do not wish to vote, mark the box “ABSTAIN.”

b. Proposal No. 2, Proposal No. 4, Proposal No. 5 and Proposal No. 6
To vote for a proposal, check the box marked “FOR.” If you are opposed to a proposal, check the box, “AGAINST.” If you do not wish to vote, mark the box “ABSTAIN.”

c. Proposal No. 3
To vote with respect to Proposal No. 3, you must check one of the three boxes indicating the desired frequency of the advisory vote on executive compensation: “ONE YEAR,” “TWO YEARS” or “THREE YEARS.” If you do not wish to vote, mark the box “ABSTAIN.”

Step 2
Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES WILL NOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, EACH SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS AS SET FORTH IN THIS PROXY STATEMENT.

Step 3
Mail your proxy card in the pre-addressed, postage-paid envelope.

May I vote by proxy even if I plan to attend the Annual Meeting?

Yes. If you vote by proxy, you need to fill out a ballot at the Annual Meeting only if you want to change your vote.

How may I revoke my proxy after I have delivered it?

A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Secretary of the Company, by delivering a later dated proxy (by one of the methods described above) or by voting in person at the meeting.

The Secretary may be contacted at the following address: Southwestern Energy Company, Attention: Secretary, 10000 Energy Drive, Spring, Texas 77389.

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Questions and Answers about the Annual Meeting and Voting

Who is soliciting my proxy, how is it being solicited, and who pays the costs?

The Company, on behalf of the Board, through its officers and employees, is soliciting proxies primarily by mail. However, proxies also may be solicited in person, by telephone or facsimile. Morrow Sidali LLC, a proxy solicitation firm, will be assisting us for a fee of approximately $12,000 plus out-of-pocket expenses. Southwestern Energy Company pays the cost of soliciting proxies and reimburses brokers and others for forwarding proxy materials to you.

When will the voting results be available?

We will announce preliminary voting results at the Annual Meeting. Voting results will also be disclosed on a current report on Form 8-K filed with the SEC within four business days after the Annual Meeting. Once filed, this Form 8-K will be available on our and the SEC’s websites.

Confidential Voting

The Company has a confidential voting policy to protect our stockholders’ voting privacy. Under this policy, all proxies, ballots and other voting materials or compilations (collectively, “Voting Records”) that identify specific holders of record or beneficially of any class of stock of the Company, entitled to vote at any annual or special meeting and the manner in which such holders voted shall be kept permanently confidential and shall not be disclosed to any entity or person, including the directors, officers, employees or stockholders of the Company except (i) to allow the tabulator of the vote to tabulate and certify the vote, (ii) to comply with federal or state law, including the order of any court, department or agency having jurisdiction over the Company, and to assert or defend claims for or against the Company, (iii) in connection with a contested proxy solicitation; (iv) in the event a stockholder has made a written comment on a proxy card or ballot, or (v) if a stockholder expressly requests disclosure of his or her vote. Proxy cards shall be returned in envelopes addressed to the tabulator of the vote. Notwithstanding the foregoing, the tabulator of the vote may report to the Company the aggregate number of shares voted with respect to any matter and whether (but not how) a stockholder has voted and shall report to the Company any written comments on any Voting Records, including the names and addresses of the stockholders making the comments. Any party receiving or tabulating the Voting Records and any person serving as an inspector of elections shall be given a copy of the policy and shall sign a statement acknowledging receipt of the policy and the obligation to comply with it. The policy does not operate to impair free and voluntary communication between the Company and its stockholders, including the disclosure by stockholders of the nature of their votes.

SOUTHWESTERN ENERGY	87

Requirements for Submitting Proxy Proposals and Transaction of Business at Annual Meeting

Transaction of Business at the Annual Meeting

Although the Notice of Annual Meeting of Stockholders calls for transaction of such other business as may properly come before the meeting, the Company’s executive leadership has no knowledge of any matters to be presented for action by stockholders at the meeting other than as set forth in this proxy statement. The Company’s bylaws set forth the requirements for stockholders to propose to bring matters before the meeting. A stockholder must timely submit a notice containing certain information about any proposal and the proposing stockholder. To be timely, such notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 90, nor more than 120, days prior to the first anniversary of the preceding year’s annual meeting. No such notice was received for the 2017 Annual Meeting. If any other business should come before the meeting, the persons named in the proxy have discretionary authority to vote in accordance with their best judgment. A copy of the relevant bylaw provisions may be obtained on www.sec.gov or by contacting the Secretary, Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389, (832) 796-4700.

Date for Receipt of Shareholder Proposals for the 2018 Annual Meeting

Stockholder proposals intended to be presented for possible inclusion in the Company’s proxy materials for the 2018 Annual Meeting must be received by the Company at its principal offices not later than December 11, 2017. Any stockholder submitting a proposal intended to be brought before the 2018 Annual Meeting who has not sought inclusion of the proposal in the Company’s proxy materials must provide written notice of such proposal to the Secretary of the Company at the Company’s principal executive offices no later than the close of business on February 22, 2018, and no earlier than the opening of business on January 23, 2018. If, however, the 2018 Annual Meeting is called for a date that is not within 25 days before or after the anniversary of the 2017 Annual Meeting, written notice of any such proposal must be received no later than the close of business on the 10th day following the day on which notice of the Annual Meeting date was mailed or such public disclosure of the date of the 2018 Annual Meeting was made, whichever first occurs. The Company’s bylaws require that notices of stockholder proposals contain certain information about any proposal and the proposing stockholder. A copy of the relevant bylaw provisions may be obtained on www.sec.gov or by contacting the Secretary, Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389, (832) 796-4700.

Date for Receipt of Stockholder Director Nominations for the 2018 Annual Meeting

Eligible stockholders may nominate a candidate for election to the Board for inclusion in the Company’s proxy materials in accordance with the “proxy access” provisions of our Amended and Restated Bylaws. Our Amended and Restated Bylaws require that you provide notice in writing to the Secretary of the Company (at the same address noted above) no later than the close of business on December 13, 2017, and no earlier than the opening of business on November 13, 2017. For more information regarding the “proxy access” provisions of our Amended and Restated Bylaws, see page 26.

Our Amended and Restated Bylaws also provide that any stockholder may nominate a candidate for election to the Board, which nomination is not submitted for inclusion in the Company’s proxy materials. Assuming that the Annual Meeting is held within 25 days of May 23, 2018, our Bylaws require that you provide notice in writing to the Secretary of the Company (at the same address noted above) no later than the close of business on February 22, 2018, and no earlier than the opening of business on January 23, 2018. For additional information, see page 33. See “Corporate Governance – Stockholder Nominations – Other Nominations” for a discussion of the delivery requirements if our 2018 Annual Meeting is held outside the above window.

Dated: April 12, 2017

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Annex A: Second Amendment to Southwestern Energy Company 2013 Incentive Plan

THIS SECOND AMENDMENT (this “Amendment”) to the Southwestern Energy Company 2013 Incentive Plan, as amended, is made and adopted by the Board of Directors (the “Board”) of Southwestern Energy Company (the “Company”), effective as of May 23, 2017 (the “Effective Date”), subject to approval by the Company’s stockholders. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Southwestern Energy Company 2013 Incentive Plan (as amended, the “Plan”);

WHEREAS, pursuant to Section 17(a) of the Plan, the Board has the authority to amend the Plan from time to time, including the authority to amend, subject to stockholder approval, the number of shares of common stock of the Company that may be issued under the Plan; and

WHEREAS, the Board believes it is in the best interests of the Company and its stockholders to amend the Plan as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective as of the Effective Date, subject to approval by the Company’s shareholders:

AMENDMENT

1.	The first sentence of Section 3(a) of the Plan is hereby amended and restated in its entirety as follows:

“(a) Stock Subject to the Plan

The maximum number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed 52,700,000 shares of Common Stock in the aggregate.”

2.	This Amendment shall be and is hereby incorporated in and forms a part of the Plan.

3.	Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

[Signature page follows]

SOUTHWESTERN ENERGY	89

*     *     *

I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of Southwestern Energy Company on _______________, 2017.

Executed on this _____ day of _______________, 2017.

By:

Name:

Title:

*     *     *

I hereby certify that the foregoing Amendment was approved by the stockholders of Southwestern Energy Company on ____________________, 2017.

Executed on this _____ day of _______________, 2017.

By:

Name:

Title:

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SOUTHWESTERN ENERGY COMPANY
10000 ENERGY DRIVE
SPRING, TEXAS 77389

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of John D. Gass and Terry W. Rathert as Proxies, with power of Substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Southwestern Energy Company held of record by the undersigned on March 29, 2017, at the Annual Meeting of Stockholders to be held at the Company’s Headquarters, 10000 Energy Drive, Spring, Texas 77389 at 9:00 a.m. CDT on May 23, 2017, or any adjournments thereof.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy is revocable at anytime before it is exercised, the signer retaining the right to attend the meeting and vote in person.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors, FOR the election of all nominees, FOR Proposal 2, 1 Year on Proposal 3, FOR Proposals 4 and 5, and AGAINST Proposal 6.

Non-Voting Items
Change of Address – Please print your new address below.	Comments – Please print your comments below.

(Continued, and to be dated and signed, on the other side)
SEE REVERSE SIDE

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

YOUR VOTE IS IMPORTANT!

YOU CAN VOTE IN ONE OF THREE WAYS:

1.	Call toll-free 1-866-257-2279 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. You will need your control number to access the system.

or

2.	Vote by Internet at our Internet Address: https://www.proxyvotenow.com/swn. You will need your control number to access the system.

or

3.	Mark, sign, and date your proxy card and return it promptly in the enclosed envelope.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
PROXIES SUBMITTED BY THE INTERNET OR TELEPHONE MUST BE RECEIVED BY
11:59 P.M. EDT ON MAY 22, 2017.

PLEASE VOTE!

The Board of Directors recommends a FOR all nominees, FOR Proposal 2, 1 Year on Proposal 3, FOR Proposals 4 and 5, and AGAINST Proposal 6.

Proposals
1.	Election of Directors:	FOR	AGAINST	ABSTAIN
	01 – John D. Gass	☐	☐	☐
	02 – Catherine A. Kehr	☐	☐	☐
	03 – Greg D. Kerley	☐	☐	☐
	04 – Jon A. Marshall	☐	☐	☐
	05 – Elliott Pew	☐	☐	☐
	06 – Terry W. Rathert	☐	☐	☐
	07 – Alan H. Stevens	☐	☐	☐
	08 – William J. Way	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

3.	Advisory vote to approve the frequency of future Say-on-Pay votes.	1 Year	2 Years	3 Years	ABSTAIN
		☐	☐	☐	☐

4.	Proposal to approve an amendment to the Southwestern Energy Company 2013 Incentive Plan to increase the number of shares authorized for issuance.		FOR	AGAINST	ABSTAIN
			☐	☐	☐

5.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for 2017.		FOR	AGAINST	ABSTAIN
			☐	☐	☐

6.	Advisory vote on a stockholder proposal regarding voting standards.		FOR	AGAINST	ABSTAIN
			☐	☐	☐

Note:	In their discretion, to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below.
Date:		, 2017

Signature of Shareholder(s)

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

PLEASE MARK, SIGN, DATE, AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲
VOTE BY INTERNET OR TELEPHONE
QUICK ★ ★ ★ EASY ★ ★ ★ IMMEDIATE

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY TELEPHONE: The toll free number is 1-866-257-2279. You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A:	You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 1 in order to vote on each proposal separately.

OPTION B:	If you prefer not to select a voting choice with respect to each proposal you may press 2 to submit a proxy. If you select this option, your shares will be voted in accordance with the recommendations made by the Board of Directors.

VOTE BY INTERNET: The web address is https://www.proxyvotenow.com/swn. You will need your control number to access the system.

IF YOU VOTE BY TELEPHONE OR INTERNET—DO NOT MAIL THE PROXY CARD. THANK YOU FOR VOTING

Internet https://www.proxyvotenow.com/swn
Call ★ ★ Toll Free ★ ★ On a Touch-Telephone
1-866-257-2279
There is NO CHARGE to you for this call

CONTROL NUMBER
for Internet/Telephone Voting